As filed with the Securities and Exchange Commission on September 27, 1999
                                               Registration No. 333________


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                          QUIKBIZ INTERNET GROUP, INC.
                 (Name of Small Business Issuer in Its Charter)



Nevada                                7371                      88-0320364
----------------------------     --------------------------    ----------------
(State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
of Incorporation or              Classification Code Number)   Identification
Organization)                                                  Number)


                               6801 Powerline Road
                          Ft. Lauderdale, Florida 33309
                                 (954) 970-3553

          (Address and Telephone Number of Principal Executive Offices
                        and Principal Place of Business)


                           Andrew D. Smith, President
                          QuikBiz Internet Group, Inc.
                               6801 Powerline Road
                          Ft. Lauderdale, Florida 33309
                                 (954) 970-3553

            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:


                             David Alan Miller, Esq.
                            Graubard Mollen & Miller
                                600 Third Avenue
                            New York, New York 10016
                                 (212) 818-8800
                           (212) 818-8881 - Facsimile

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |_|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ___________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


===================================================================================================================
CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------
                                                               Proposed
                                                               Maximumd         Proposed
                                                               Offering         Maximum               Amount of
Title of Each Class of                      Amount to be       Price Per        Aggregate             Registration
Securities to be Registered                 Registered            Unit         Offering Price             Fee
-----------------------------------------  -------------      ----------     --------------------    --------------
Common stock                                30,240,923         $0.75(1)         $22,680,692.25(1)     $6,305.23
-----------------------------------------  -------------      ----------     --------------------    --------------
Common stock(2)                              3,000,000         $0.75(2)         $ 2,250,000.00(1)     $  625.50
-----------------------------------------  -------------      ----------     --------------------    --------------
Common stock(3)                                500,000         $1.4625          $  731,250.00         $  203.29
-----------------------------------------  -------------      ----------     --------------------    --------------
Common Stock(4)                                600,000         $ .075(1)        $  450,000.00(1)      $  125.10
-----------------------------------------  -------------      ----------     --------------------    --------------
   Total.........................................................................................     $7,259.12
===================================================================================================================


(1) Based upon the average of the bid and asked prices of QuikBiz Internet Group, Inc. common stock as reported on the OTC Bulletin Board on September 24, 1999, pursuant to Rules 457(c) and (g) of the Securities Act of 1933.


(2) Issuable upon the exercise of common stock purchase warrants issuable to Swartz Private Equity, LLC. The warrants are issuable to Swartz from time to time when QuikBIZ exercises its put right to sell shares of common stock to Swartz. The exercise price of a warrant will be equal to 110% of the market price on the date that QuikBIZ exercises its put right to sell shares of its common stock to Swartz.

(3) Issuable upon the exercise of common stock purchase warrants issued to Swartz Private Equity, LLC, on May 25, 1999. The exercise price of the warrants is initially $1.4625, but is subject to downward adjustment under certain circumstances. On each six month anniversary of the date of issuance, QuikBIZ will calculate a reset exercise price that will be equal to 100% of the lowest closing bid price of the common stock for the five trading days ending on the six month anniversary date. The exercise price will be equal to the lowest reset exercise price determined on any six month anniversary of the date of issuance preceding the date on which the warrant is exercised, subject to anti-dilution adjustments.

(4) Issuable upon the exercise of common stock purchase warrants issued to M.H. Meyerson & Co., Inc. on July 14, 1998. The exercise price of the warrants is $.25 per share.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

QuikBIZ Internet Group, Inc.
6801 Powerline Road
Ft. Lauderdale, Florida 33309
(954) 970-3553

The Resale of 34,340,923 Shares of Common Stock

         The selling price of the shares will be determined by market factors at the time of their resale.


                        --------------------------------


         This prospectus relates to the resale by the selling shareholders of up to 33,740,923 shares of common stock. The selling shareholders may sell the stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions. Of the shares offered,

          o    240,923 shares are presently outstanding,

          o up to 30,000,000 shares are issuable to Swartz Private Equity, LLC based on an amended and restated Investment Agreement dated as of July 9, 1999,

          o up to 3,500,000 shares are issuable upon the exercise of warrants issued or issuable to Swartz under the amended and restated Investment Agreement, and

          o up to 600,000 shares are issuable upon the exercise of warrants issued to M.H. Meyerson & Co., Inc.

         We will receive no proceeds from the sale of the shares by the selling shareholders. However, we have received proceeds from the sale of shares that are presently outstanding and may receive up to $20 million of proceeds from the sale of shares to Swartz, and we may receive additional proceeds from the sale to Swartz of shares issuable upon the exercise of any warrants that may be exercised by Swartz and M.H. Meyerson & Co., Inc.

         Our common stock is quoted on the over-the-counter Electronic Bulletin Board under the symbol QBIZ. On September 24, 1999, the average of the bid and asked prices of the common stock on the Bulletin Board was $.75 per share.

         Investing in the common stock involves a high degree of risk. You should invest in the common stock only if you can afford to lose your entire investment. See "Risk Factors" beginning on page 7 of this prospectus.

         Neither the Securities and Exchange Commiss ion nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is _________, 1999

     Please read this prospectus carefully. It describes our company, finances, products and services. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

     You should rely only on the information contained or incorporated by reference in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. The selling shareholders are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

     The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

                                Table of Contents

                                       Page                               Page
                                       ----                               ----
Prospectus Summary...................  3     Plan of Distribution......    26
Summary Financial Data...............  6     Management................    26
Risk Factors.........................  7     Executive Compensation....    28
Use of Proceeds......................  11    Principal Shareholders....    30
Price Range of Common Stock..........  12    Certain Transactions......    31
Dividend Policy......................  12    Description of Securities.    32
Management's Discussion                      Legal Matters.............    33
  and Analysis of Financial                  Experts...................    34
  Condition and Results of Operation.  13    Where You Can Find More
Business............................   19      Information.............    34
Selling Shareholders................   22    Index to Financial
                                             Statements................    F-1


     QuikBIZ Internet Group, Inc. is a Nevada corporation. We were originally incorporated in 1984 in Utah under the name Sunwest Industries, Inc. In 1994 we merged with International Training & Education Corp., changed our name to International Trading & Education Corp. and became a Nevada corporation. In 1996 we changed our name to DigiMedia USA, Inc. In May 1997, we merged with Nitros Franchise Corporation and changed our name to Nitros Franchise Corporation. In July 1997, we changed our name to Algorhythm Technologies Corporation. In July 1998 we changed our name to QuikBIZ Internet Group, Inc.

     Our principal executive offices are located at 6801 Powerline Road, Ft. Lauderdale, Florida 33309 and our telephone number is (954) 970-3553.

     Some of the statements contained in this prospectus, including statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operation" and "Business," are forward-looking and may involve a number of risks and uncertainties. Actual results and future events may differ significantly based upon a number of factors, including:

     o our significant historical losses and the expectation of continuing losses;

     o    rapid technological change in the Internet industry;

     o    our reliance on key strategic relationships and accounts;

     o    the impact of competitive products and services and pricing; and

     o    uncertain protection of our intellectual property.

     In this prospectus, we refer to QuikBIZ Internet Group, Inc. as we or QuikBIZ. We refer to our subsidiary QuikLAB Multimedia Centers, Inc. as QuikLAB, our subsidiary SmithAgency.com, Inc. as SmithAgency.com, and to Swartz Private Equity, LLC as Swartz.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in the common stock. You should read the entire prospectus carefully, including the "Risk Factors" section.

Our Business

     Through our QuikBIZ Mall division and our principal subsidiaries, QuikLAB and SmithAgency.com, we are developing several complimentary Internet-oriented businesses.

     We are currently developing the QuikBIZ Mall (www.quickbiz.com), a virtual mall on the Internet that will offer corporate communications products, services and supplies on-line. We expect that the QuikBIZ Mall will also offer product comparison data, discount pricing, one-stop shopping, easy ordering and quick delivery. We expect that we will own and maintain most of the merchant stores in the QuikBIZ Mall. We expect to create each merchant store and purchase the products directly through "drop-ship" vendors. The vendors will bill us for products or services purchased at our merchant stores on the mall and we will bill the purchasers. Each store is expected to have its own separate URL and is expected to be marketed independently of the mall.

     QuikLAB is a retail, business-oriented, multimedia production facility. QuikLAB offers a wide variety of audio, video, multimedia and Internet services and products to business entities, government agencies, non-profit organizations, schools, universities, religious organizations and consumers. QuikLAB produces and assists companies in creative content for all types of corporate communication including sales, training, public relations and promotion.

     QuikLAB operates Quoteit.com, an Internet "bidding" website where purchasers of media duplication services can "name their own price" for audio, video, CD and digital video disk (DVD) media duplication. Quoteit.com provides businesses, non-profit corporations, government agencies, schools, universities, and religious organizations with a "one-stop" site for shopping for media duplication services on-line. QuikLAB provides the duplication services through its own facilities and through major duplication/replication companies throughout the United States.

     SmithAgency.com is a full service advertising and marketing agency. SmithAgency.com provides its clients with a broad range of services, including Internet site design, television commercial and radio commercial development and production, print advertisement development and production and promotions.

Recent Events

     On August 31, 1999, we completed the acquisition of substantially all of the assets of Gallaspy & Lobel, Inc., an advertising firm based in south Florida doing business under the name G&L Group. We acquired all of G&L Group's contracts and pending orders with its existing active clients, and all of G&L Group's accounts receivable relating to its existing active clients. In connection with the acquisition, G&L Group's president, James Lobel, has become the president of SmithAgency.com.

Our Investment Agreement

     We have entered into an amended and restated Investment Agreement with Swartz to raise up to $20 million through a series of sales of our common stock to Swartz. The dollar amount of each sale is limited by our common stock's trading volume. A minimum period of time must occur between sales. In turn, Swartz will either sell our stock in the open market, sell our stock to other investors through negotiated transactions or hold our stock in its own portfolio. This prospectus covers the resale of our stock by Swartz either in the open market or to other investors.

Additional Shares We Are Registering

     In July 1998, we issued warrants to M.H. Meyerson & Co., Inc. to purchase 600,000 shares of common stock at a price of $.25 per share. The resale of the common stock issuable to M.H. Meyerson & Co., Inc. upon exercise of the warrants is included in this registration statement.

     Recently, we sold an aggregate of 164,000 shares of common stock to certain private investors. The resale of the common stock by these private investors is included in this registration statement.

Key Facts

Total shares outstanding prior to
  the offering                          14,002,494(1) as of September 24, 1999

Shares being offered for resale
  to the public                         34,340,000(2) (Maximum)

Total shares outstanding after the
  offering                              44,002,494(1)(3)

Price per share to the public           Market price at time of resale

Total proceeds raised by offering       None; however, we have received proceeds
                                        from the sale of shares that are
                                        presently outstanding, we may receive up to $20 million from the sale of shares to Swartz, and we may receive additional amounts from the sale to Swartz of shares issuable upon the exercise of any warrants issued to Swartz pursuant to the Investment Agreement.

Use of proceeds from the sale of        We plan to use the proceeds for working
  the shares to Swartz                  capital and general corporate purposes.

OTC Bulletin Board Symbol               QBIZ

(1) Does not include (i) 600,000 shares of common stock underlying warrants issued to M.H. Meyerson & Co., Inc. in July 1998 to purchase common stock at $.25 per share, expiring on July 14, 2003; (ii) 200,000 shares of common stock underlying options to purchase common stock at $.002 per share, expiring on November 1, 1999; (iii) 100,000 shares of common stock underlying options to purchase common stock at $.15 per share, expiring on May 14, 2000; (iv) 200,000 shares of common stock underlying options to purchase common stock at $.15 per share, expiring on May 14, 2000; (v) 200,000 shares of common stock underlying options to purchase common stock at $.002 per share expiring on June 25, 2000; (vi) 60,000 shares of common stock underlying options to purchase common stock at $.002 per share, with no stated expiration date; and (vii) 18,643 shares of common stock issuable upon conversion of 261 shares of preferred stock.

(2) Includes (i) 240,923 shares that are presently outstanding, (ii) up to 30,000,000 shares that may be issued to Swartz pursuant to the Investment

     Agreement, (iii) up to 3,500,000 shares underlying warrants issued and issuable to Swartz in connection with the Investment Agreement, and (iv) up to 600,000 shares underlying warrants issued to M.H. Meyerson & Co., Inc. in July 1998.


(3) Includes up to 30,000,000 shares that may be issued to Swartz pursuant to the Investment Agreement. Does not include (i) up to 3,500,000 shares underlying warrants issued and issuable to Swartz in connection with the Investment Agreement and (ii) up to 600,000 shares underlying warrants issued to M.H. Meyerson & Co., Inc. in July 1998.

                             Summary Financial Data

     The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this prospectus.


                                                                                              Six Months Ended
                                            Year Ended December 31,                               June 30,
                                           -------------------------                             ---------
                                           1997                1998                    1998                      1999
                                           ----                ----                    ----                      ----
                                                                                    (Unaudited)               (Unaudited)
Revenues.........................          140,355            2,142,414                708,136                 1,790,645
Operating Expenses...............          329,025            2,899,298                892,698                 1,964,824
Net Loss.........................          190,278              783,364                189,973                   182,797
Loss per share...................            0.028                0.060                  0.015                     0.014
Weighted average number of
common shares outstanding........        6,841,017           13,067,857             12,820,561                13,350,767






                                                           June 30, 1999
                                                           -------------
                                                            (Unaudited)
Balance Sheet Data:
         Working capital...............................        (317,246)

         Total assets..................................         999,838

         Total liabilities.............................         851,493

         Shareholders' equity..........................         148,345

                                  Risk Factors

     An investment in the common stock being offered for resale by the selling shareholders is very risky. You should be able to bear a complete loss of your investment. Before purchasing any of the common stock, you should carefully consider the following risk factors, among others.

We have incurred significant losses and expect to continue to do so.

     To date, we have incurred significant losses. At June 30, 1999, our accumulated deficit was $2,575,520 and our working capital deficit was $317,246. For the year ended December 31, 1998, we incurred a net loss of $783,364 and for the year ended December 31, 1997, we incurred a net loss of $190,278. For the six months ended June 30, 1999, we incurred a net loss of $182,797. These losses have resulted primarily from:

     o significant costs associated with the acquisition of Nitros Franchise Corporation and SmithAgency.com in 1997 and the acquisition of QuikLab in 1998.

     o significant costs associated with the development of the QuikBiz Mall and Quoteit.com.

     We expect to continue to incur operating losses in the future. There is no assurance that sales of our products and services will ever generate sufficient revenues to fund our continuing operations, that we will generate positive cash flow or that we will attain or sustain profitability.

We have a limited operating history.

     Although QuikBIZ was incorporated in 1984, it had no significant business operations until May 1997. David Bawarsky, our Chief Executive Officer, has been with us only since May 1997, and Andrew Smith, our President, has been with us only since November 1997. Because of our limited operating history, you have limited information on which to assess our ability to realize operating revenues or profits in the future.

We will require additional financing.

     Lack of sufficient funding could force us to curtail substantially or cease our operations, which would have a material adverse effect on our business. Based on our potential rate of cash operating expenditures and our current plans, we anticipate our cash requirements for the next 12 months may need to come primarily from the proceeds of the Investment Agreement. However, our ability to raise funds under the Investment Agreement is subject to certain conditions. These conditions include the continuing effectiveness of a registration statement covering the resale of the shares sold under the Investment Agreement and a limitation on the number of shares we may issue based on the volume of trading in the common stock. We anticipate that our future cash requirements may be fulfilled by improved sales of products and services, the sale of additional equity securities, debt financing and/or the sale or licensing of certain of our technologies. However, there can be no assurance that any future funds required in excess of the proceeds of the Investment Agreement will be generated from operations or from the aforementioned or other potential sources. There can also be no assurance that the required funds, if available, will be available on attractive terms or that the terms under which they are raised will not significantly dilute the interests of our existing shareholders.

The market for online commerce is still developing and is subject to a high degree of uncertainty.

     The market for online commerce is rapidly evolving and is subject to a high level of uncertainty. Our success will depend to a substantial extent on the willingness of the public to use online services as a method to purchase corporate communications products and media duplication services. Although members of management have considerable business experience, this is a new venture and members of management have limited experience in the operation and management of an Internet-based business.

The market in which we compete is subject to rapid technological change.

     Technology in the Internet industry changes rapidly, and our products and services, as well as the skills of our employees, could become obsolete quickly. Our success will depend, in part, on our ability to improve our existing services, develop new services and solutions that address the increasingly sophisticated and varied needs of our current and prospective clients, and respond to technological advances, emerging industry standards and practices and competitive service offerings.

We could lose money on projects for which we set a fixed price.

     We currently bill for most of our services on a "time and materials" basis. However, we intend to increase the percentage of our work that is billed at a fixed price and the percentage of revenues from these fixed-price engagements. If we fail to estimate accurately the resources and time required for a project, to meet client expectations about the services to be performed, or to complete projects within budget, we will have cost overruns and, in some cases, penalties, which could have a material adverse effect on our business, financial condition and results of operations.

We rely upon key strategic relationships.

     We have established a number of strategic relationships with leading hardware and software companies, some of which can be terminated on short notice by the parties. These relationships are not supported by written agreements. The loss of any one of these strategic relationships could deprive us of the opportunity to gain early access to leading-edge technology, market products cooperatively with the hardware or software company, cross-sell additional services and gain enhanced access to vendor training and support, which could have a material adverse effect on our business, financial condition and results of operations.

SmithAgency.com depends on key accounts.

     SmithAgency.com was dependent on its two largest clients, St Joseph Candler Health Systems and Enmark Stations, for approximately 56% of its revenues during its fiscal year ended December 31, 1998 and approximately 40% of its revenues for the first six months of 1999. If either of these clients does not remain a significant customer of SmithAgency.com, there could be an immediate material adverse effect on our business, financial condition and results of operations.

Intense competition from existing and new entities may adversely affect our revenues and profitability.

     The Internet industry is rapidly evolving and intensely competitive. We expect competition to continue and intensify in the future. Many of our competitors have significantly greater financial, technical, marketing and other resources than we do. Some of our competitors also offer a wider range of services than we offer and have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities, technologies and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures faced by us will not harm our business.

Protection of our intellectual property is limited and there is a risk of claims for infringement.

     We regard our copyrights, trademarks, trade secrets (including our methodologies, practices and tools), as important to our success. If others infringe or misappropriate our copyrights, trademarks or similar proprietary rights, our business could be hurt. In addition, although we do not believe that we are infringing the intellectual property rights of others, other parties might assert infringement claims against us. Such claims, even if not true, could result in significant legal and other costs and be a distraction to management. Protection of intellectual property rights in many foreign countries is weaker and less reliable than in the United States, so if our business expands into foreign countries, risks associated with intellectual property will increase.

We depend on David Bawarsky and Andrew Smith and the loss of either of their services could harm our business.

     We place substantial reliance upon the efforts and abilities of our two key executive officers -- David Bawarsky, our Chief Executive Officer, and Andrew Smith, our President. The loss of the services of either of them could have a material adverse effect on our business, operations, revenues or prospects. We presently have employment agreements with each of them. Mr. Bawarsky's employment agreement expires on June 15, 2003. Mr. Smith's employment agreement expires on October 30, 2002. We have no assurance, however, that upon the expiration of their respective employment agreements, they will remain in our employ. We do not maintain and we do not intend to obtain key man insurance on the lives of Messrs. Bawarsky and Smith.

We may be subject to government regulation in the future that could adversely affect our business.

     Our Internet-related business, and the Internet industry generally, is presently not subject to extensive government regulation. However, because the Internet is still evolving, new laws or regulations may be implemented that specifically impact our business. New laws or regulations may address issues such as user privacy, freedom of expression, pricing of products and services, taxation, advertising, intellectual property rights, information security and the convergence of traditional communications services with Internet communications. There can be no assurance that in the future, as the Internet market develops, regulation of certain activities on the Internet will not be implemented and that such regulation will not adversely impact our business and operations.

Despite our efforts, our computer systems as well as those of others on whom we depend may not be Year 2000 compliant, which could significantly disrupt our business.

     Many currently installed computer systems and software products are coded to accept only two- digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, throughout 1999, computer systems and software used by many companies, including customers and potential customers of QuikBIZ Internet Group, may need to be upgraded to comply with such "Year 2000" requirements. Although we believe that our principal internal systems are Year 2000 compliant, some of our systems are not yet certified, and failure to provide Year 2000 compliant business solutions to our customers could materially harm our business. Furthermore, we believe that the purchasing patterns of customers and potential customers may be affected by Year 2000 issues as companies expend significant resources to correct or patch their current software systems for Year 2000 compliance. These expenditures may reduce funds available to purchase our products and services.

Our stock price is volatile.

     The market price of our common stock has been and is likely to continue to be volatile and could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new products by us or our competitors, changes in financial estimates by securities analysts, overall equity market conditions or other events or factors. Because our stock is more volatile than the market as a whole, our stock is likely to be disproportionately harmed by factors that significantly harm the market, such as economic turmoil and military or political conflict, even if those factors do not relate to our business. In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. If securities class action litigation is brought against us it could result in substantial costs and a diversion of management's attention and resources, which would hurt our business.

Trading in our common stock on the OTC Bulletin Board may be limited.

     Our common stock trades on the OTC Bulletin Board. The OTC Bulletin Board is not an exchange and, because trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on an exchange or Nasdaq, you may have difficulty reselling any of the shares that you purchase from the selling shareholders.

Our common stock is subject to penny stock regulation.

     Our common stock is subject to regulations of the Securities and Exchange Commission relating to the market for penny stocks. These regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. The regulations applicable to penny stocks may severely affect the market liquidity for our securities and could limit your ability to sell your securities in the secondary market.

A significant percentage of our common stock is held by our directors and executive officers, who can significantly influence all actions that require a vote of our shareholders.

     Our directors and executive officers own approximately 66.9% of our outstanding common stock. Accordingly, management is in a position to significantly influence the election of our directors and all other matters that are put to a vote of our shareholders.

The exercise of options and warrants may adversely affect our stock price and your percentage of ownership.

     If all of the warrants that may be issued to Swartz under the Investment Agreement are issued, there will be outstanding options and warrants to purchase 4,860,000 shares of common stock and preferred stock convertible into 18,643 shares of common stock. In the future, we may grant more warrants or options under stock option plans or otherwise. The exercise or conversion of stock options, warrants or other convertible securities that are presently outstanding or that may be granted in the future will dilute the percentage ownership of our other shareholders. The "Description of Securities" section of this prospectus provides you with more information about options and warrants to purchase our common stock and convertible preferred stock that will be outstanding after this offering.

Forward-looking statements

     This prospectus includes "forward-looking" statements within the meaning of
Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995, and we desire to take advantage of the "safe harbor" provisions in those laws. Therefore, we are including this statement for the express purpose of availing ourselves of the protections of these safe harbor provisions with respect to all of the forward-looking statements we make. The forward-looking statements in this prospectus reflect our current views with respect to possible future events and financial performance. They are subject to certain risks and uncertainties, including specifically the absence of significant revenues, financial resources, a history of losses, significant competition, the uncertainty of patent and proprietary rights, trading risks of low-priced stocks and those other risks and uncertainties discussed herein that could cause our actual results to differ materially from our historical results or those we hope to achieve. In this prospectus, the words "anticipates," "believes," "expects," "intends," "future" and similar expressions identify certain forward-looking statements. You are cautioned to consider the specific risk factors described in "Risk Factors" and elsewhere in this prospectus and not to place undue reliance on the forward-looking statements contained in this prospectus. We undertake no obligation to announce publicly revisions we make to these forward-looking statements to reflect the effect of events or circumstances that may arise after the date of this prospectus. All written and oral forward-looking statements made subsequent to the date of this prospectus and attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section.


                                 Use of Proceeds

     We will not receive any proceeds from the sale of the shares by the selling securityholders. However, we have received proceeds from the sale of shares that are presently outstanding, we will receive up to $20 million from Swartz upon Swartz's purchase of the shares from us and we may receive additional proceeds from the sale to Swartz of shares issuable upon the exercise of warrants issued or to be issued to Swartz pursuant to the Investment Agreement and from the sale of shares to M.H. Meyerson & Co., Inc. upon the exercise of warrants issued to M.H. Meyerson & Co., Inc. We intend to use the proceeds from the sale of the shares to Swartz and the exercise of warrants by Swartz and M.H. Meyerson & Co., Inc. for working capital and general corporate purposes, including acquisitions. To the extent we deem appropriate, we may acquire fully developed products or businesses that, in our opinion, facilitate our growth and/or enhance the market penetration or reputation of our products and services. To the extent that we identify any such opportunities, an acquisition may involve the expenditure of significant cash and/or the issuance of our capital stock. We currently have no commitments, understandings or arrangements with respect to any such acquisition.

                           Price Range of Common Stock

     Our common stock is traded on the OTC Electronic Bulletin Board. The following table sets forth the high and low bid prices of our common stock for each quarter for the years 1997 and 1998 and the first, second and third quarters of 1999 through September 24, 1999. As of September 10, 1999, there were approximately 411 holders of record of our common stock. We have never paid any dividends.

     The quotations set forth below reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Common stock:


Year                                                 High Bid         Low Bid
-------                                             ----------       ---------
1997
First Quarter                                          .32              .15
Second Quarter (April 1 through May 13)                .14              .13
Second Quarter (May 14 through June 30)               1.69              .88
(after a 1 for 7 reverse split)
Third Quarter                                          .88              .25
Fourth Quarter                                         .31              .13

1998
First Quarter                                          .40              .10
Second Quarter                                         .38              .11
Third Quarter                                          .40              .22
Fourth Quarter                                         .69              .38

1999
First Quarter                                         1.57              .44
Second Quarter                                        2.00             1.06
Third Quarter (through September 24)                  1.81              .63


                                 Dividend Policy

     We have not paid any dividends on our common stock during the past two years. We expect to continue to retain all earnings generated by our operations for the development and growth of our business, and do not anticipate paying any cash dividends to our shareholders in the foreseeable future. The payment of future dividends on the common stock and the rate of such dividends, if any, will be determined by our Board of Directors in light of our earnings, financial condition, capital requirements and other factors.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operation

Overview

     We provide businesses with communications services and products, including Internet, Intranet, Extranet, Web site and electronic media solutions, advertising, marketing and branding services, and related services. We offer a comprehensive range of communications solutions designed to improve clients' business processes. We provide professional services including strategic consulting, analysis and design, technology development, systems implementation and integration and audio and visual materials, including audio, video, CD and DVD-Rom. We also provide advertising, marketing and consulting services in the areas of strategic corporate and product positioning, corporate identity and product branding, new media, packaging, collateral systems, direct marketing, consumer and trade promotions and media placement services.

     QuikBIZ is a Nevada corporation. It was originally incorporated in 1984 in Utah under the name Sunwest Industries Inc. In 1994 it merged with International Training & Education Corp., changed its name to International Training & Education Corp. and became a Nevada corporation. In 1996 it changed its name to DigiMedia USA, Inc. In May 1997 it merged with Nitros Franchise Corporation and changed its name to Nitros Franchise Corporation. In July 1997 QuikBIZ changed its name to Algorhythm Technologies Corporation. In July 1998 its name was changed to QuikBIZ Internet Group, Inc.

     As a result of QuikBIZ's merger with Nitros Franchise Corporation in May 1997 and the change in management that accompanied the merger, QuikBIZ changed the focus of its business to the acquisition and development of Internet-related businesses. QuikBIZ phased out its prior business, which consisted of developing computer based training courses for the law enforcement industry. In November 1997, QuikBIZ acquired A.D.S. Advertising Corp., doing business as The Smith Agency (now SmithAgency.com), and in July 1998 QuikBIZ acquired QuikLAB Multimedia Centers, Inc.

     On July 1, 1998, we completed the acquisition of QuikLAB. Accordingly, our financial statements have been presented to combine the consolidated financial statements of QuikLAB and SmithAgency.com for the periods presented.

     Since the reverse merger with Nitros Franchise Corporation in May 1997, our operations have related primarily to recruiting personnel, raising capital, and completing the acquisitions of SmithAgency.com (November 1998), QuikLAB Multimedia Centers (July 1998) and G & L Group (September 1999). Through December 31, 1998, we have derived our revenues from two of our wholly-owned subsidiaries: SmithAgency.com and QuikLAB. Revenues from wholly-owned subsidiaries represented 100% of our revenues for the year ended December 31, 1998.

     QuikBIZ's consolidated financial statements included SmithAgency.com for the twelve months ended December 31, 1998, and the six-months ended December 31, 1998.

Results of Operations

     Our revenues have grown from $140,355 in 1997 to $2.1 million in 1998 on an actual basis, and to $2.9 million in 1998 on a pro forma basis giving effect to our acquisitions. We achieved this growth through acquisitions of established companies.

     The consolidated December 31, 1998 financial statements included a net loss of $783,364, of which $410,970, or 52.5%, was non-cash and mainly attributable to acquisition costs, including goodwill, amortization expense and employee stock options. For the six months ending June 30, 1999, we had a net cash loss of $119,159, before depreciation, amortization and interest expenses.

Sources of Revenues and Revenue Recognition

     QuikBIZ consolidates the financial statements of acquired entities beginning on the date QuikBIZ assumes effective control of those entities. Revenues primarily consist of advertising and multimedia productions. We derive our revenues from services performed under one of three pricing arrangements: retainer, time-and-materials and fixed-price.

     We bill and recognize revenues from retainer agreements on a monthly basis while the agreements are in effect. Retainer agreements are generally one year in length and include a renewal clause. Typically, retainer relationships with clients result in additional fixed-price and time-and-materials projects. Retainer fees currently represent a small percentage of our overall revenues, although revenues from clients with whom we have retainer relationships represent a substantial portion of our overall revenues. Consistent with our focus on long-term relationships, our goal is to increase our number of retainer-based arrangements.

     We bill and recognize revenues from time-and-materials projects on the basis of costs incurred in the period. We use a standardized estimation and work plan development process to determine the requirements and estimated price for each project. This process takes into account the type and overall complexity of the project, the anticipated number of personnel of various skill sets needed and their associated billing rates, and the estimated duration of and risks associated with the project. Management personnel familiar with the production process evaluate and price all project proposals.

     We recognize revenues from fixed-price projects using the percentage-of-completion method based on the ratio of costs incurred to the total estimated project costs. Fees are billed to the client over the course of the project. We estimate the price for fixed-price projects using the same methodology as time-and-materials projects. All fixed-price proposals must first be approved by a member of our senior management team.

     We report revenue net of reimbursable expenses. Our revenues and earnings are affected by a number of factors, including:

- the amount of business developed from existing relationships;
- our ability to meet the changing needs of the marketplace;
- employee retention;
- billing rates;
- our ability to deliver complex projects on time; and
- efficient utilization of our employees.

     Many of our business initiatives, including our acquisition strategy, are aimed at enhancing these factors.

     Our expenses include direct costs, sales and marketing, general and administrative, depreciation and amortization of tangible assets, and amortization of goodwill. Direct costs includes salaries, benefits and incentive compensation of billable employees and other direct costs associated with revenue generation. Selling, general and administrative expenses include the salaries and benefits costs of management and other non-billable employees, sales and marketing expenses rent, accounting, legal and operational costs. Depreciation and amortization expenses primarily include depreciation of technology equipment, furniture and fixtures and leasehold improvements. Amortization of goodwill expenses include charges for the excess of purchase price over net tangible book value of acquired companies. Personnel compensation and facilities costs represent a high percentage of our operating expenses and are relatively fixed in advance of each quarter.

Acquisition of Internet-Related Professional Services Firms

     In addition to organic growth, a key component of our overall growth strategy is the acquisition of, or investment in, complementary businesses, technologies, services and products. We have acquired three companies since 1997 and intend to continue acquiring similar businesses.

     From July 1, 1997, to June 30, 1999, our staff increased from approximately 2 to approximately 33 employees.

     We evaluate acquisitions based on numerous quantitative and qualitative factors. Quantitative factors include historical and projected revenues and profitability, geographic coverage and backlog of projects under contract. Qualitative factors include strategic and cultural fit, management skills, customer relationships and technical proficiency. We used our common stock as the primary consideration. We anticipate that we will use common stock and cash as the primary form of consideration for future acquisitions.

     We fully integrate all acquired companies into our operating organization. This integration includes business development, delivery of services, managerial and administrative support, benefits, purchasing and all other areas.

     All of our acquisitions have been accounted for using the purchase method. Under the purchase method, the financial data of the acquired entities are consolidated with our financial results from the effective dates of their acquisition. For each acquisition, a portion of the purchase price is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair market values on the acquisition date. The remaining unallocated portion of the purchase price is allocated to intangible assets, primarily goodwill, and amortized on a straight-line basis over the estimated period of benefit, which is currently 10 years. We evaluate the period of benefit on a company-by-company basis. For the year ended December 31, 1998 and the six months ended June 30, 1999, amortization of goodwill expense was $67,375 and $33,687, respectively. We expect to incur additional acquisition-related amortization expenses as a result of our acquisition program.

Comparison of the Fiscal Years 1997 and 1998

     The following discussion relates to our actual operating results for the periods noted. The operating results discussed include the operations of acquired companies from the effective dates of their acquisitions. Given that each year includes revenues and expenses from new acquisitions, we believe that the operating results for 1998 are not directly comparable to the operating results for 1997.

     Revenues. Revenues were $140,355 in 1997 and grew to $2.1 million in 1998, an increase of 1,426%. The increase in revenues reflected the acquisitions of SmithAgency.com and QuikLAB.

     Direct Costs. Direct salaries and costs were $126,703 in 1997 and grew to $1.7 million in 1998, an increase of 1,284%. Direct costs represented 81% and 90% of revenues in 1998 and 1997, respectively. The increase in direct costs as a percentage of revenues in 1998 compared to 1997 was primarily due to acquisitions.

     Selling, General and Administrative Expenses. General and administrative expenses were $127,635 in 1997 and grew to $1.0 million in 1998, an increase of 702%. Selling, general and administrative expenses represented 48% of revenues in 1998 and 90% in 1997. The increase in selling, general and administrative expenses in absolute dollar terms and as a percentage of revenues in 1998 compared to 1997 was the result of our acquisitions and increases in expenses in anticipation of future growth, including rent and other expenses incurred in additional offices acquired through our acquisitions of SmithAgency.com and QuikLAB and the hiring of additional employees.

     Amortization of Goodwill. Amortization of goodwill was $11,062 in 1997 and $67,373 in 1998. The increase in amortization of goodwill was the result of there being only two months of amortization in 1997 and 12 months of amortization in 1998.

     Depreciation and Amortization. Depreciation and amortization expenses were $74,687 in 1997 and grew to $121,590 in 1998, an increase of 62%. Depreciation and amortization expenses represented 6% of revenues in 1998 and 51% of revenues in 1997. The increases from year to year were related to the investment in, and related depreciation of, technology equipment, furniture and fixtures, and leasehold improvements, and the depreciation of the assets of the companies we acquired.

Comparison of the Six Months Ended June 30, 1998 and June 30, 1999

     Revenues. Revenues were $708,136 for the six months ended June 30, 1998 and grew to $1.8 million for the six months ended June 30, 1999, an increase of 153%. The increase in revenues reflected our acquisitions over the period, growing demand for Internet professional services and the introduction of new strategy, creative and technology services to the marketplace.

     Direct Costs. Direct costs were $430,871 for the six months ended June 30, 1998 and grew to $1.1 million for the six months ended June 30, 1999, an increase of 151%. As a percentage of revenues, direct costs did not increase and were 60% for the six months ended June 30, 1998 as compared to 60% for the six months ended June 30, 1999.

     Selling General and Administrative Expenses. Selling, general and administrative expenses were $387,165 for the six months ended June 30, 1998 and grew to $829,203 for the six months ended June 30, 1999, an increase of 106%. As a percentage of revenues, general and administrative expenses decreased from 55% for the six months ended June 30, 1998 to 46% for the six months ended June 30, 1999. The decrease in percentage terms was primarily attributable to improved economies of scale. The increase in selling, general and administrative expenses in absolute dollar terms was the result of the expansion of our infrastructure.

     Depreciation and Amortization. Depreciation and amortization expenses were $74,662 for the six months ended June 30, 1998 and decreased to $55,000 for the six months ended June 30, 1999, an decrease of 25%. As a percentage of revenues, depreciation and amortization represented 10% of revenues in the six months ended June 30, 1998 and 3% of revenues in the six months ended June 30, 1999.

Liquidity and Capital Resources

     Since inception, we have funded our operations and investments in property and equipment through cash from operations, equity financings, borrowings from commercial banks and capital leases.

     Our cash and cash equivalents were $2,310 at December 31, 1997 and $18,059 at December 31, 1998, and our cash balance was $35,758 at June 30, 1999. Cash used in operating activities of, $78,747 in 1997, $191,403 in 1998 and $136,001 in the six months ended June 30, 1999 was augmented by net proceeds from financing activities of $41,916 in 1997, $132,837 in 1998 and $161,372 in the six months ended June 30, 1999.

     On July 9, 1999 we entered into an investment agreement with Swartz to raise up to $20 million through a series of sales of common stock. The dollar amount of each sale is limited by the trading volume and a minimum period of time must occur between sales. In order to sell shares to Swartz, there must be an effective registration statement on file with the SEC covering the resale of the shares by Swartz and we must meet certain other conditions. The agreement is for a three-year period ending July 9, 2002.

     We have incurred recurring operating losses and negative cash flows from operating activities and have negative working capital. We believe that our available equity financing arrangement with Swartz will be sufficient to meet our working capital and capital expenditure requirements for at least the next two years. However, there can be no assurance that we will receive financing from Swartz, that we will not require additional financing within this time frame or that such additional financing, if needed, will be available on terms acceptable to us, if at all.

Year 2000 Readiness Disclosure

     Many currently installed computer systems and software products are coded to accept or recognize only two-digit entries in the date code field. These systems may recognize a date using "00" as the year 1900 rather than the year 2000. As a result, it is necessary to update the computer systems and/or software used by many companies and governmental agencies to comply with Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

     We are exposed to the risk that the systems on which we depend to conduct our operations are not Year 2000 compliant.

     We have completed an assessment of our Year 2000 readiness. Our assessment and testing has focused on three areas as follows:

     Mission Critical Systems. Our mission critical systems are used for timekeeping, accounting and the production of financial statements. Final testing of these systems was completed in June 1999. We have received a Year 2000 warranty from the vendor who licenses the mission critical systems to us, however monetary liability may be limited.

     Critical Systems. Our critical systems consist of DNS services, e-mail, routers and switches, telephone, voice mail systems, and desktop computers.

     External Agents. Our external agents include vendors and licensors of other hardware and software utilized by us. We are in the process of contacting these vendors and licensors to request the status of Year 2000 readiness for those products. We will continue to attempt to obtain verification from all remaining distributors, suppliers, and vendors that their systems are Year 2000 compliant. If we do not receive verification that the systems are compliant, we will upgrade to compliant products.

         We have completed our testing and believe that we are 2000 compliant. We do not intend to incur any additional costs for 2000 compliance and testing issues.

                                    Business

     QuikBIZ Internet Group, Inc. is a Nevada corporation. It was originally incorporated in 1984 in Utah under the name Sunwest Industries Inc. In 1994 it merged with International Training & Education Corp., changed its name to International Training & Education Corp. and became a Nevada corporation. In 1996 it changed its name to DigiMedia USA, Inc. In May 1997, it merged with Nitros Franchise Corporation and changed its name to Nitros Franchise Corporation. In July 1997, QuikBIZ changed its name to Algorhythm Technologies Corporation. In July 1998, its name was changed to QuikBIZ Internet Group, Inc.

     As a result of QuikBIZ's merger with Nitros Franchise Corporation in May 1997 and the change in management that accompanied the merger, QuikBIZ changed the focus of its business to the acquisition and development of Internet-related businesses. QuikBIZ phased out its prior business, which consisted of developing computer-based training courses for the law enforcement industry. In November 1997, QuikBIZ acquired A.D.S. Advertising Corp., doing business as The Smith Agency (now SmithAgency.com, Inc.), and in July 1998, QuikBIZ acquired QuikLAB Multimedia Centers, Inc.

     Through its QuikBIZ Mall division and its principal subsidiaries, QuikLAB and SmithAgency.com, QuikBIZ is developing several complimentary
Internet-oriented businesses.

     The QuikBIZ Mall. The QuikBIZ Mall is intended to be a virtual mall for "business to business" corporate communications. We expect that the QuikBIZ Mall will enable businesses to browse virtual, service-oriented specialty stores and order services on-line. We expect that the services offered through the QuikBIZ Mall will include Internet television and radio services, Internet consulting, duplication services, animation services, advertising services and presentation services. It is anticipated that all of our subsidiaries and business units, as well as certain strategic partners, will be "tenants" in the QuikBIZ Mall. We expect to create each merchant store and to purchase products directly through "drop-ship" vendors. The vendors will bill us for products or services purchased at the Mall and we will bill the purchasers. Each store is expected to have its own separate URL and is expected to be marketed independently of the mall.

     Today, the majority of corporate communication products and services are offered through traditional marketing channels, including audio/video dealers and catalog/mail order houses. The QuikBIZ Mall will provide much more than the traditional marketing channels of selling products and service. The site will offer businesses greater product selection, product comparison, discount pricing, one-stop shopping, easy ordering and fast shipping.

     QuikLAB Multimedia Centers, Inc. QuikLAB is a retail, business-oriented, multimedia pro duction facility. It offers a wide variety of audio, video, multimedia and Internet services and products to businesses, government agencies, non-profit organizations, schools, universities, religious organizations and consumers. QuikLAB produces and assists companies in creative content for all types of corporate communications including sales, training, public relations and promotion. QuikLAB provides services in the development of Internet and Intranet sites, interactive media, video and audio production, video and audio digital encoding, animation, video/audio/CD duplication and media package design and collateral materials. Most of the services offered through QuikLAB are done in-house. We offer free pick-up, free delivery and same day service. More than 70% of QuikLAB's clientele are businesses using electronic media for sales, training, public relations, promotion and corporate communications. QuikLAB also acts as a service bureau, providing services for all formats of audio/visual and interactive media.

     QuikLAB has been operating a multimedia center in Fort Lauderdale, Florida since 1991. It has developed and tested proprietary systems for operating retail multimedia centers and plans to open retail multimedia centers in major cities in the United States during the next three years. QuikLAB served over 9,000 clients within the last four years. QuikLAB was founded by its President, David Bawarsky, who is the Chief Executive Officer and Chairman of QuikBIZ.

     Quoteit.com. Quoteit.com is an Internet site created and managed by QuikLAB that enables businesses, non-profit corporations, and government agencies to shop for media duplication services on-line. Visitors to the site can name their own price for any quantity of audio, video, CD-Rom, digital video disc (DVD) and diskette duplication services. QuikLAB provides the duplication services through its own facilities and through major duplication/replication companies throughout the United States. Potential vendors are approved through an application process. If a vendor is approved, it becomes part of a pool of vendors that we approach with the consumer's bid price.

     SmithAgency.com. SmithAgency.com is a full service agency specializing in advertising and public relations services. SmithAgency.com has been in business since 1983 and was founded by Andrew Smith, the President of QuikBIZ.

     SmithAgency.com offers a broad range of services to its clients, including television and radio commercial development and production, print advertisement development and production, direct marketing, promotions, general image advertising, design services and Internet site design. The traditional marketing services offered by SmithAgency.com include the development and planning of the advertising, including creative design and production of the advertisements, media research, planning and buying of space and time, and market research.

     Direct marketing and promotions offered by SmithAgency.com include direct mail, direct response and 800 number services, as well as on-line marketing. The development and the design of interactive campaigns are part of the promotion aspect of the agency's business.

     General image advertising focuses on the company or organization as a whole and not on a specific product. This "branding" effort is an important element in building consumer confidence.

     SmithAgency.com represents clients in a wide variety of industries, including healthcare, automotive, consumer packaged goods, entertainment and the food industry. Among its clients are a number of well-known organizations, including Papa John's Pizza, Enmark Stations, Hollywood Video and St. Joseph's Candler Health Systems.

Recent Events

     On August 31, 1999, we completed the acquisition of substantially all of the assets of Gallaspy & Lobel, Inc., an advertising firm based in south Florida doing business under the name G&L Group. We acquired all of G&L Group's contracts and pending orders with its existing active clients, as well as all of G&L Group's accounts receivable relating to its existing active clients. The accounts receivable we acquired totaled approximately $500,000. In consideration for G&L Group's assets, we agreed to pay G&L Group $610,000, payable in shares of our common stock, and we assumed approximately $750,000 of G&L Group's liabilities. We issued 366,000 shares of common stock to G&L Group on September 1, 1999, valued for purposes of the transaction at $1.25 per share, and we are obligated to issue another 122,000 shares within one year. In connection with the acquisition, James Lobel, the president of G&L Group, entered into a three year employment agreement with us and agreed to become the president of SmithAgency.com.

Competition

     The QuikBIZ Mall. There are presently a limited number of Internet sites focusing specifically on corporate communication products and services. These Internet sites fall under three types: manufac turers' websites, dealers' websites, and business portal websites.

     Manufacturers of communication products who have websites generally do not offer their products directly to the end user through the websites. These manufacturers use traditional marketing channels such as local audio/visual dealers, wholesalers and catalog houses to sell their products. Manufacturers generally use their websites only to disseminate product and dealer information.

     Most dealers and vendors of communication products market to production companies, schools and government agencies. Very few dealers market directly to businesses, and many of these dealers presently do not offer on-line ordering. Local retail outlets for these products and services are extremely rare. Nevertheless the opportunity exists, since businesses spend billions each year using electronic media equipment and supplies for sales, marketing, training, communication and other uses.

     Business portals that provide business information generally have limited offerings of communications products and services. Business portals that offer some e-commerce products usually just redirect purchasers through hot links to third-party merchant websites.

     Other virtual shopping malls group products and/or virtual stores together but send consumers to individual merchants' websites to complete the purchase. The problem with this is that once consumers are redirected to other sites, they start to go direct, bypassing the original referring site.

     The QuikBIZ Mall will receive a gross profit percentage from each sale ranging from 5% to 40%, after discounting. QuikBIZ deals directly with its suppliers, buying at greatly discounted prices, providing higher profit percentages than most other virtual malls. Most other virtual malls are middlemen, collecting commissions from banner ads and click-through and re-direct referrals. These types of commissions are generally low, ranging from 3% to 15% of the sale.

     QuikLAB Multimedia Centers. Many businesses compete with QuikLAB in some aspects of the video, multimedia and the Internet industries. This competition includes traditional video production facilities, cable companies, television stations, duplication facilities, ISP companies, web development companies, ad agencies and service bureaus. Most of QuikLAB's competitors operate from office buildings or warehouses. Some limit their services to commercial or trade clients only; others are even more specialized.

     QuikLAB is different from most of its competition because it operates in a convenient retail setting, with retail walk-in hours, and caters to businesses, schools, universities, government agencies, non-profit organizations, religious organizations and consumers. As a full service, retail multimedia showroom, QuikLAB's retail shops provide an alternative to visiting several different, unrelated facilities to complete a multimedia project.

     SmithAgency.com.

     The marketing and communications industry is very competitive and is expected to remain so. SmithAgency.com's primary competitors are the advertising firms in south Florida, but SmithAgency.com also faces competition from small- to mid-size firms in cities around the country. Competition in the advertising industry is based upon creativity, knowledge of media, ability to service a client, financial controls and "chemistry" with the client. Firms that have focused primarily in public relations are beginning to accept assignments for non-public relations work. The Internet appears to be giving rise to an influx of competitors who are not necessarily trained in the traditional aspects of the advertising industry.

Government Regulation

     Our Internet-related businesses, including the QuikBiz Mall, are presently not subject to extensive government regulation. However, because the Internet is still evolving, new laws or regulations may be implemented in the future that specifically impact our Internet-related businesses. New laws or regulations may address issues such as user privacy, freedom of expression, pricing of products and services, taxation, advertising, intellectual property rights, information, security and the convergence of traditional communications services with Internet communications.

     The advertising services produced by SmithAgency.com are subject to the Federal Trade Commission Act and the regulations of the Federal Trade Commission. The FTC Act proscribes false advertising, misleading and unfair advertising and similar practices.

Employees

     QuikBIZ has two employees, QuikLAB has 16 employees and SmithAgency.com has 15 employees. None of our employees is represented by a labor union. We consider our relations with our employees to be good.

Litigation

     QuikLAB is a defendant in a lawsuit filed in June 1999 in the Circuit Court of the Seventeenth Judicial Circuit, in Broward County, Florida. The plaintiff, Lynda V. McGlawn, is seeking to collect a debt resulting from the assignment to her by Telephonetics International, Inc. of a debenture of QuikLAB the amount of $110,000. QuikLAB previously filed a separate action in the Circuit Court against Telephonetics International, Inc. alleging, among other things, that QuikLAB was fraudulently induced to execute the debenture, and QuikLAB is currently seeking to have the two lawsuits consolidated.

Properties

     Our subsidiaries lease the following properties:


       Subsidiary                  Location                   Area              Yearly Rent          Termination Date
       ----------                  --------                   ----              -----------          ----------------
SmithAgency.com           6801 Powerline Road            10,000 square            $6,500                8/31/2004*
                          Ft. Lauderdale, FL                  feet
                          33309

SmithAgency.com           5310 N.W. 33rd                  2,746 square            $3,098                1/31/2001
                          Ave., Ste. 212                      feet
                          Ft. Lauderdale, FL
                          33309

--------

* SmithAgency.com has an option to renew this lease for an additional three-year term.


       Subsidiary                  Location                   Area              Yearly Rent          Termination Date
       ----------                  --------                   ----              -----------          ----------------
QuikLAB                   2121 W. Oakland                 6,700 square            $7,575                2/01/2006
                          Park Blvd., Suite 8                 feet
                          Ft. Lauderdale, FL
                          33311

     We are consolidating the operations of SmithAgency.com at 6801 Powerline Road in Ft. Lauderdale and expect to sublet the offices at 5310 N.W. 33rd Avenue in Ft. Lauderdale in the near future.


                              Selling Shareholders

     The following table provides certain information with respect to the selling shareholders' beneficial ownership of our common stock as of September 24, 1999, and as adjusted to give effect to the sale of all of the shares offered hereby. None of the selling shareholders currently is an affiliate of ours, and none of them has had a material relationship with us during the past three years. None of the selling shareholders are or were affiliated with registered broker-dealers. See "Plan of Distribution." The selling shareholders possess sole voting and investment power with respect to the securities shown.


                                                                         Shares Beneficially
                                                                              Owned
                           Number of Shares                              After Offering(2)
                            Beneficially                                 --------------------
                               Owned               Number of          Number
             Name         Before Offering       Shares Offered      of Shares       Percentage
            -----         -----------------    ---------------     -----------     -----------
Swartz Private Equity,       33,500,000         33,500,000              0               0
  LLC
M.H. Meyerson & Co., Inc.       600,000            600,000              0               0
Peter Kertes                     76,923             76,923              0               0
Renee Kertesz                   100,000            100,000              0               0
Gyorgy Katz                      64,000             64,000              0               0


(1) Represents the maximum number of shares of common stock that we may sell to Swartz pursuant to the Investment Agreement and upon the exercise by Swartz of options issued or issuable in connection with the Investment Agreement. It is expected that Swartz will not own beneficially more than 9.9% of our outstanding common stock at any time.

(2) Assumes that all shares will be resold by the selling shareholders and none will be held by the selling shareholders for their own accounts.

Amended and Restated Investment Agreement

     On July 9, 1999, we entered into an Investment Agreement with Swartz, which was subsequently amended and restated as of July 9, 1999. The amended and restated Investment Agreement entitles us to issue and sell our common stock to Swartz for up to an aggregate of $20 million from time to time during the three-year period ending on July 9, 2002. Each election by us to sell stock to Swartz is referred to as a put right.

     Put rights. In order to invoke a put right, we must have an effective registration statement on file with the SEC registering the resale of the shares of common stock that may be issued as a consequence of the exercise of that put right. We must also give at least 10 but not more than 20 business days' advance notice to Swartz of the date on which we intend to exercise a particular put right and we must indicate the maximum number of shares of common stock that we intend to sell to Swartz. At our option, we may also designate a maximum dollar amount of common stock (not to exceed $3 million) that we will sell under the put and/or a minimum purchase price per common share at which Swartz may purchase shares under the put. The minimum purchase price may not exceed 82.5% of the closing bid price of our common stock on the date on which we give Swartz advance notice of our exercise of a put right. The number of common shares sold to Swartz may not exceed the lesser of 15% of the aggregate daily reported trading volume during a period that begins on the business day immediately following the day we exercise the put right and ends on and includes the day that is 20 business days after the date we exercise the put right, or 9.9% of the total number of shares of common stock that would be outstanding upon completion of the put.

     For each share of common stock, Swartz will pay us the lesser of:

     o        the market price for such share, minus $.10, or
     o        91% of the market price for the share;

provided, however, that Swartz may not pay us less than the designated minimum per share price, if any, that we indicate in our notice.

     Market price is defined as the lowest closing bid price for the common stock on its principal market during the pricing period. The pricing period is defined as the 20 business days immediately following the day we exercise the put right.

     Warrants. Within five business days after the end of each pricing period, we are required to issue and deliver to Swartz a warrant to purchase a number of shares of common stock equal to 10% of the common shares issued to Swartz in the applicable put. Each warrant will be exercisable at a price that will initially equal 110% of the market price on the date on which we exercised the put right. Each warrant will be immediately exercisable and have a term beginning on the date of issuance and ending five years thereafter.

     Limitations and conditions precedent to our put rights. Swartz is not required to acquire and pay for any shares of common stock with respect to any particular put for which, between the date we give advance notice of an intended put and the date the particular put closes:

     o we have announced or implemented a stock split or combination of our common stock;
     o    we have paid a common stock dividend;
     o we have made a distribution of all or any portion of our assets or evidences of indebtedness to the holders of our common stock; or
     o we have consummated a major transaction, such as a sale of all or substantially all of our assets or a merger or tender or exchange offer that results in a change of control of QuikBIZ.

     Short sales. Swartz and its affiliates are prohibited from engaging in short sales of our common stock unless Swartz has received a put notice under which shares have not yet been issued and the amount of shares involved in the short sale does not exceed the number of shares specified in the put notice.

     Cancellation of puts. We must cancel a particular put between the date of the advance put notice and the last day of the pricing period if:

     o we discover an undisclosed material fact relevant to Swartz's investment decision;
     o the registration statement registering resales of the common shares becomes ineffective; or
     o    our shares are delisted from the then primary exchange.

     If a put is canceled, it will continue to be effective, but the pricing period for the put will terminate on the date notice of cancellation of the put is given to Swartz. Because the pricing period will be shortened, the number of shares Swartz will be required to purchase in the canceled put will be smaller than it would have been had the put not been canceled.

     Shareholder approval. Under the Investment Agreement, we may sell Swartz a number of shares that is more than 20% of our shares outstanding on the date of this prospectus. If we become listed on The Nasdaq Small Cap Market or Nasdaq National Market, we may be required to obtain shareholder approval to issue some or all of the shares to Swartz. As we are currently a Bulletin Board company, we do not need shareholder approval.

     Termination of Investment Agreement. We may terminate our right to initiate further puts or terminate the Investment Agreement at any time by providing Swartz with notice of such intention to terminate; however, any such termination will not affect any other rights or obligations we have concerning the Investment Agreement or any related agreement.

     Restrictive covenants. During the term of the Investment Agreement and for a period of 90 days after the Investment Agreement is terminated, we are prohibited from engaging in certain transactions. These include the issuance of any equity securities, or debt securities convertible into equity securities, for cash in a private transaction without obtaining the prior written approval of Swartz. We are also prohibited from entering into any private equity line type agreements similar to the Investment Agreement without obtaining Swartz's prior written approval.

     Right of first refusal. Swartz has a right of first refusal, subject to another first refusal obligation for which we are contractually obligated, to participate in any private capital raising transaction of equity securities that closes from the date of the Investment Agreement (July 9, 1999) through 90 days after the Investment Agreement is terminated.

     Swartz's right of indemnification. We have agreed to indemnify Swartz (including its stockholders, officers, directors, employees, investors and agents) from all liability and losses resulting from any misrepresentations or breaches we make in connection with the Investment Agreement, our registration rights agreement, other related agreements, or the registration statement.

Additional Securities Being Registered

     On July 14, 1999, we issued warrants to purchase 600,000 shares of common stock to M.H. Meyerson & Co., Inc. in connection with our entry into an agreement with M.H. Meyerson & Co., Inc. pursuant to which M.H. Meyerson & Co., Inc. agreed to provide certain investment banking services to us for five years beginning on July 14, 1998. The warrants expire on July 14, 2003.

     On February 17, 1999, we sold 76,923 shares of common stock to Peter Kertes at a price of $.78 per share. On August 20, 1999, we sold 100,000 shares of common stock to Renee Kertesz at a price of $.50 per share and 64,000 shares of common stock to Gyorgy Katz at a price of $.50 per share.

                              Plan of Distribution

     Each selling shareholder is free to offer and sell his or her common shares at such times, in such manner and at such prices as he or she may determine. The types of transactions in which the common shares are sold may include transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of common shares or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares.

     The selling shareholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. They may also receive compensation from the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Swartz is, and each remaining selling shareholder and any broker-dealer that assists in the sale of the common stock may be deemed to be, an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the common shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions. The selling shareholders may agree to indemnify broker-dealers for transactions involving sales of the common stock against certain liabilities, including liabilities arising under the Securities Act.

     Because Swartz is and the remaining selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, the selling shareholders will be subject to prospectus delivery requirements.

     We have informed the selling shareholders that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Securities and Exchange Act, may apply to their sales in the market and has provided the selling shareholders with a copy of such rules and regulations.

     Selling shareholders also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

     We are responsible for all costs, expenses and fees incurred in registering the shares offered hereby. The selling shareholders are responsible for brokerage commissions, if any, attributable to the sale of such securities.

                                   Management

     The following persons are our current directors, executive officers and significant employees:

         Name                         Age       Position

         Andrew D. Smith              41        President and Director

         David Bawarsky               44        Chief Executive Officer and
                                                Director

         Kirk J. Girrbach             41        Treasurer and Director

         Dr. Bohdan Moroz             61        Director

         James Lobel                  55        President of
                                                SmithAgency.com

     Andrew D. Smith has been President and a director since November 1997. Mr. Smith was the President of our wholly-owned subsidiary, SmithAgency.com, from 1983, when he founded SmithAgency.com, until August 1999. From 1991 to 1996, Mr. Smith was President of Videotape Supply Company, Inc., a company engaged in the business of manufacturing videotapes.

     David Bawarsky has served as our Chief Executive Officer since May 1997 and as a director since March 1997. He served as President from May 1997 to November 1997. Mr. Bawarsky served as President of our wholly-owned subsidiary, QuikLAB, since 1991, when he founded QuikLAB. From July 1997 to March 1998, Mr. Bawarsky served as President and a director of Telephonetics International, Inc., a company engaged in the business of telephone advertising. Mr. Bawarsky was a consultant to QuikBIZ from 1995 to May 1997. From 1991 to 1997 Mr. Bawarsky was Vice President of Videotape Supply Company, Inc., a company engaged in the business of manufacturing video tapes. He was also an independent video consultant from 1990 to 1997.

     Kirk J. Girrbach has served as a director and Treasurer since April 1998. Mr. Girrbach is a lawyer and since 1990 has conducted a law practice in Ft. Lauderdale, Florida, concentrating in the areas of securities, construction, contracts and real estate law. From November 1991 to May 1997, Mr. Girrbach served as President and director of QuikBIZ. From December 1985 to November 1994 he was a police officer and detective with the Ft. Lauderdale Police Department.

     Dr. Bohdan Moroz has served as a director since November 1997. Since 1982, he has been a licensed and practicing psychiatrist at Holy Cross Hospital in Ft. Lauderdale, Florida. He is a member of the American Medical Association, Canadian Royal College of Physical Medicine & Rehabilitation, American Congress of Physical Medicine & Rehabilitation, and the Broward County Medical Association.

     James Lobel has served as President of SmithAgency.com since September 1, 1999. He was the President of G&L Group from 1989, when he founded G&L Group, to August 31, 1999. He was the Treasurer of Harvey Studios, inc., an advertising design firm, from 1983 to 1989. He was selected as a Business Leader in Advertising & Public Relations by The Daily Business Review in 1994 and was named "Adman of the Year" in 1998 by the Ft. Lauderdale Ad Club.

                             Executive Compensation

     The following table lists the cash remuneration paid or accrued during 1998, 1997 and 1996 to Messrs. Bawarsky and Smith. Except for Messrs. Bawarsky and Smith, none of our executive officers received compensation of $100,000 or more from us in 1998.


                           Summary Compensation Table

      Name and Principal                                                        Other Annual      Securities Underlying
           Position                Year         Salary($)       Bonus($)      Compensation($)           Options(#)
          ----------               ----         ---------       --------      ---------------          -----------
David Bawarsky                     1998          87,501(1)          0             11,000(2)             200,000
Chief Executive Officer
                                   1997               0             0                  0                300,000

Andrew Smith                       1998         100,000             0                  0                      0
President
                                   1997          16,500             0              1,500(3)             200,000

----------------

(1) $34,617 of this amount has been deferred and will be paid in the form of shares of common stock, valued at market price on the date of issue.

(2) Consists of $5,200 life insurance premiums and $5,800 of automobile lease and insurance payments.

(3)  Consists of $1,500 of automobile lease and insurance payments.


     The following table shows options to purchase common stock granted to Messrs. Bawarsky and Smith during 1998.


                                               Option Grants in 1998

                                   Number of
                                  Securities            % of Total Options
                              Underlying Options        Granted To Employees
           Name                      Granted(#)             In Fiscal Year         Exercise Price      Expiration Date
           ----               -----------------      ---------------------         --------------      ---------------
David Bawarsky                      200,000                     100%                   $.002              6/16/2000

Andrew Smith                          -0-                       -0-                     N/A                  N/A


     The following table shows the aggregate number of options to purchase common stock held by Messrs. Bawarsky and Smith, and the value of such options at December 31, 1998. Neither Mr. Bawarsky nor Mr. Smith exercised any options in 1998.

                           1998 Year-End Option Values

                                                                                 Value of securities underlying
                                  Number of securities underlying               unexercised in-the-money options at
          Name                unexercised options at December 31, 1998                 December 31, 1998(1)
          ----                ----------------------------------------          ------------------------------------

                               Exercisable             Unexercisable            Exercisable           Unexercisable
                               -----------             -------------            -----------           --------------
David Bawarsky                    500,000                    0                   $219,600                   $0

Andrew Smith                      200,000                    0                   $105,600                   $0

-------------
(1) Represents the total gain that would be realized if all in-the-money options held at December 31, 1998 were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and $.53, the average of the high and low bid prices of the common stock on December 31, 1998.

Director Compensation

     We granted options to purchase 30,000 shares of common stock at a price of $.002 per share to each of Kirk J. Girrbach and Dr. Bohdan Moroz in June 1998 as compensation for their services as directors during 1998. The options were fully vested upon grant. Directors who were also employees did not receive any compensation for their services as directors in 1998. We have not yet determined how our non-employee directors will be compensated in 1999.

Employment Agreements

     QuikLAB has an employment agreement with David Bawarsky, dated June 16, 1998 and expiring June 15, 2003, pursuant to which Mr. Bawarsky serves as Chairman, President and Chief Executive Officer of QuikLAB. QuikBIZ assumed QuikLAB's obligations under the employment agreement when QuikBIZ acquired QuikLAB in July 1998. Mr. Bawarsky's employment agreement provides for a present base annual salary of $210,000 and a non-accountable expense allowance of $25,000 per year. The employment agreement also provides a customary benefits package, including two automobiles and term life insurance, payable to Mr. Bawarsky's beneficiaries, in the amount of $2,000,000, and term life insurance on the life of Mr. Bawarsky's wife in the amount of $500,000 payable to Mr. Bawarsky. Mr. Bawarsky's employment agreement prohibits him from competing with QuikLAB during the term of the agreement or disclosing confidential information or trade secrets of QuikBIZ in any unauthorized manner at any time. If QuikBIZ terminates Mr. Bawarsky's employment or changes his duties without his consent, QuikBIZ will be obligated to pay Mr. Bawarsky severance pay of $2,000,000. Under his employment agreement, Mr. Bawarsky is entitled to receive an annual performance incentive bonus based upon the net profits of QuikLAB, as follows:


                                              Percentage of Net Profits
               Net Profits of QuikLAB          Payable to Executive
               ----------------------          ------------------------
                 $0 to $149,000                        10%
                 $150,000 to $299,000                  15%
                 $300,000 or greater                   20%

     SmithAgency.com has an employment agreement with Andrew Smith, dated October 30, 1997 and expiring October 30, 2002, pursuant to which Mr. Smith serves as President of QuikBIZ and pursuant to which he served as President of

SmithAgency.com until August 1999. Mr. Smith's employment agreement provides for a present base annual salary of $110,000, with a customary benefits package, including an automobile. Mr. Smith's employment agreement prohibits him from competing with SmithAgency.com during the term of the agreement or disclosing confidential information or trade secrets of QuikBIZ in any unauthorized manner at any time. Mr. Smith is entitled to receive performance incentive bonuses for 1999 and 2000 as determined by SmithAgency.com in its discretion, provided that the bonus paid for 2000 may not be less than the bonus paid for 1999.

     SmithAgency.com has an employment agreement with James Lobel, dated August 31, 1999 and expiring August 31, 2002, pursuant to which Mr. Lobel serves as President of SmithAgency.com. Mr. Lobel's employment agreement provides for a present base annual salary of $120,000 per year, a non-accountable expense allowance of $10,000 for the first year of the agreement, $40,000 worth of common stock of QuikBIZ, and a customary benefits package, including an automobile. Pursuant to a separate Noncompete/Nondisclosure agreement, Mr. Lobel is prohibited from competing with SmithAgency.com during the term of the agreement and for three years after termination of the agreement and from disclosing confidential information or trade secrets of SmithAgency.com in any unauthorized manner during such time. Mr. Lobel is entitled to receive a performance bonus equal to 10% of SmithAgency.com's net profits, subject to a maximum of $250,000 per year, payable at his option in cash or common stock of QuikBIZ.


                             Principal Shareholders

     The following table sets forth certain information regarding beneficial ownership of our common stock as of September 24, 1999 by (i) each shareholder known by us to be the beneficial owner of 5% or more of the outstanding common stock, (ii) each of our directors and (iii) all directors and executive officers as a group. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Shares of common stock issuable upon exercise of options and warrants that are currently exercisable or exercisable within 60 days of September 24, 1999 have been included in the table.



                                                                                    Percent of Class
       Name and Address of            Amount and Nature of Beneficial     ----------------------------------
        Beneficial Owner                         Ownership                Before Offering     After Offering
      --------------------            -------------------------------     ---------------     --------------
David Bawarsky                                  5,625,237(1)                  38.8%              12.6%
6184 Vista Linda Lane
Boca Raton, Florida 33433

Andrew D. Smith                                 2,512,550(2)                  17.7%               5.7%
20955 Vieto Terrace
Boca Raton, Florida 33433

Kirk J. Girrbach                                1,303,547(3)                   9.2%               3.0%
6550 N. Federal Highway
Ft. Lauderdale, Florida 33308

Dr. Bohdan Moroz                                  497,857(4)                   3.6%               1.1%
250 Compass Drive
Ft. Lauderdale, Florida 33308


                                                                                    Percent of Class
       Name and Address of            Amount and Nature of Beneficial     ----------------------------------
        Beneficial Owner                         Ownership                Before Offering     After Offering
      --------------------            -------------------------------     ---------------     --------------
Anthony J. Ard                                  1,000,000(5)                   7.1%               2.3%
240 S.E. 28th Avenue
Pompano Beach, Florida 33062

Officers and directors as a group               9,939,191(1)(2)(3)(4)         66.9%              22.2%
(4 persons)

--------------------------

(1) Includes 500,000 shares of common stock issuable upon exercise of outstanding options. Does not include 25,000 shares of common stock owned by Mr. Bawarsky's father, Henry Bawarsky. David Bawarsky disclaims beneficial ownership of the shares held by Henry Bawarsky.

(2) Includes 200,000 shares of common stock issuable upon exercise of outstanding options. Does not include 400,000 shares of common stock owned by Mr. Smith's parents, Howard and Elaine Smith. Andrew Smith disclaims beneficial ownership of the shares held by Howard and Elaine Smith.

(3) Includes 130,000 shares of common stock issuable upon exercise of outstanding options. Does not include an aggregate of 218,000 shares of common stock held by several adult members of Mr. Girrbach's family. Mr. Girrbach disclaims beneficial ownership of the shares held by such persons.

(4) Includes 30,000 shares of common stock issuable upon exercise of outstanding options, 25,000 shares held by Dr. Moroz' wife and 11,428 shares held by Dr. Moroz' son.

(5) Does not include 20,000 shares held by Mr. Ard's brother, Michael Ard. Anthony J. Ard disclaims beneficial ownership of the shares held by Michael Ard.


                              Certain Transactions

     We entered into an agreement with Kirk J. Girrbach, dated July 15, 1998, pursuant to which we retained Mr. Girrbach as corporate counsel. Mr. Girrbach is no longer our counsel. We agreed with Mr. Girrbach that Mr. Girrbach's compensation (at the rate of $200 per hour) and reimbursement for costs would be payable in shares of QuikBIZ common stock valued at market price on the date of grant. As of the date of this prospectus, no such shares have been issued and a total of $8,100 in fees and costs have been accrued and are payable to Mr. Girrbach under the agreement.

     On July 9, 1998, we acquired QuikLAB from David Bawarsky, our present Chief Executive Officer and the then sole shareholder of QuikLAB. Pursuant to the acquisition agreement, the outstanding shares of QuikLAB were canceled and 500,000 shares of common stock of QuikLAB were issued to us. In consideration for such shares, we assumed QuikLAB's obligations to Mr. Bawarsky under his employment agreement with QuikLAB and agreed that if by July 9, 2001 QuikLAB doubles its $100,000 net profit for 1996, we will issue options to Mr. Bawarsky to purchase a total of 2,800,000 shares of common stock, exercisable for five years at a price of $.002 per share. In connection with our assumption of Mr. Bawarsky's employment agreement, we issued options to Mr. Bawarsky to purchase 200,000 shares of QuikBIZ common stock, exercisable for two years from the date of issue at a price of $.002 per share. The acquisition agreement also provided that Mr. Bawarsky would be entitled to elect to have his annual performance incentive bonus paid in shares of QuikBIZ common stock. The acquisition agreement also required that our board of directors consist of two persons, Mr. Bawarsky and Andrew Smith, and contained our agreement that Mr. Bawarsky will serve as our Chairman and Chief Executive Officer. Mr. Bawarsky has waived the provision of the acquisition agreement limiting the board of directors to two persons.

     On June 25, 1998, we borrowed $50,000 from Cella Reyes, the wife of Dr. Bohdan Moroz, pursuant to a promissory note due June 25, 1999 and bearing interest at 12% per annum. In consideration for the loan, on June 26, 1999 we issued warrants to purchase 25,000 shares of common stock at a price of $.17 per share to Ms. Reyes. The warrants were exercised on June 25, 1999. We repaid the note in full prior to the maturity date and applied $4,250 of the accrued interest on the note to the exercise price of the warrants.

     On November 7, 1997, we acquired SmithAgency.com from Andrew Smith. Pursuant to the acquisition agreement, all of the outstanding shares of SmithAgency.com were canceled, SmithAgency.com issued 6,500 shares of its common stock to us and we issued 2,300,000 shares of our common stock to Andrew Smith. Pursuant to the acquisition agreement, we caused SmithAgency.com to enter into an employment agreement with Mr. Smith and, in connection with such employment agreement, we issued options to Mr. Smith to purchase 200,000 shares of our common stock, exercisable for two years at a price of $.002 per share. The acquisition agreement also provided that Mr. Smith shall serve as President and a director of QuikBIZ.

     In July 1997, in exchange for 1,000,000 shares of common stock, we acquired the rights to the name "Algorythm Technologies International Inc." from Telephonetics International, Inc. David Bawarsky, who was our President and one of our directors at the time of the transaction, and Alan J. Kvares, who was one of our directors at the time of the transaction, were the controlling shareholders and principal officers of Telephonetics International, Inc. We returned the rights to the name "Algorythm Technologies International, Inc." to Telephonetics International, Inc. in 1998 and the 1,000,000 shares issued to Telephonetics International, Inc. were returned to us at that time.

     In June 1997 we issued 144,077 shares of common stock to Kirk J. Girrbach and 144,076 shares of common stock to Gene Farmer for consulting services. Prior to the merger with Nitros Franchise Corporation, which is referred to in the next paragraph, Mr. Girrbach was the President and a director of QuikBIZ and Mr. Farmer was the Executive Vice President and a Director of QuikBIZ. Mr. Girrbach is currently the Treasurer and a director of QuikBIZ.

     In May 1997 QuikBIZ merged with Nitros Franchise Corporation. David Bawarsky, who was then a director of QuikBIZ, was the president, a director and the principal shareholder of Nitros Franchise Corporation. Mr. Bawarsky received 2,400,889 shares of common stock in the merger and options to purchase 300,000 shares of common stock at $.15 per share. Kirk J. Girrbach and Gene Farmer each received options to purchase 100,000 shares of common stock at $.15 per share.


                            Description of Securities

Common Stock

     Our certificate of incorporation authorizes us to issue up to 25,000,000 shares of common stock, par value $.002 per share. Of the 25,000,000 shares of common stock authorized, 14,002,494 shares are issued and outstanding as of the date of this prospectus. We intend to seek shareholder approval to increase the number of shares of common stock we are authorized to issue to 50,000,000.

     Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors from funds legally available for such dividends. We may not pay any dividends on the common stock until cumulative dividends on the preferred stock have been paid in full. Upon liquidation, holders of shares of common stock are entitled to a pro rata share in any distribution available to holders of common stock. The holders of common stock have one vote per share on each matter to be voted on by stockholders, but are not entitled to vote cumulatively. Holders of common stock have no preemptive rights. All of the outstanding shares of common stock are, and all of the shares of common stock offered for resale in connection with this prospectus will be, validly issued, fully paid and non-assessable.

Preferred Stock

     There are 261 shares of preferred stock, par value $.001 per share, of QuikBIZ outstanding. The holders of the preferred stock are entitled to receive cumulative dividends of $120 per share per year, when and as declared by the board of directors, payable quarterly. Each share of preferred stock is convertible into 71.43 shares of common stock at the option of the holder. We may redeem the preferred stock at our option upon payment of a redemption price of $1,100 per share. In the event of liquidation of QuikBIZ the holders of the preferred stock are entitled to receive $1,000 per share prior to any distribution to the holders of common stock. Except as otherwise provided by law, the holders of the preferred stock are not entitled to vote.

Warrants

     There are outstanding warrants to purchase 600,000 shares of our common stock at a price of $.25 per share. These warrants were issued to M.H. Meyerson & Co., Inc. on July 14, 1998 in connection with our entry into an agreement with M.H. Meyerson & Co., Inc. pursuant to which M.H. Meyerson & Co., Inc. agreed to provide certain investment banking services to us for five years beginning on July 14, 1998. The warrants expire on July 14, 2003. The holders of at least 51% of the warrants have the right to require, on one occasion, that we register the shares of common stock underlying the warrants for resale under the Securities Act. The holders of at least 51% of the warrants also have the right to be included on any other registration statement we file during the period beginning on July 14, 1998 and ending on July 14, 2003.

     There are outstanding warrants to purchase 500,000 shares of our common stock at a price of $1.4625 per share. These warrants were issued to Swartz on May 25, 1999 in consideration of Swartz's commitment to enter into the Investment Agreement. The warrants expire on May 25, 2004. The holders of the warrants have the right to have the common stock issuable upon exercise of the warrants included on any registration statement we file, other than a registration statement covering an employee stock plan or a registration statement filed in connection with a business combination or reclassification of our securities.


                                  Legal Matters

     The legality of the securities offered hereby has been passed upon by Graubard Mollen & Miller, New York, New York.

                                     Experts

     The balance sheet as of December 31, 1997 and the statements of operations, shareholders' equity and cash flows for the year ended December 31, 1997, included in this prospectus, have been included herein in reliance on the report of Want & Ender CPA, P.C., independent accountants, given on the authority of that firm as experts in accounting and auditing. The balance sheet as of December 31, 1998 and the statements of operations, shareholders' equity and cash flows for the year ended December 31, 1998, included in this prospectus, have been included herein in reliance on the report, which includes an explanatory paragraph on our ability to continue as a going concern, of Gerson, Preston & Company, P.A., certified public accountants, given on the authority of that firm as experts in accounting and auditing.


                       Where You Can Find More Information

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete and in each instance reference is made to the copy of such contract or documents filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding QuikBIZ and the securities offered under this prospectus, we refer you to the registration statement and such exhibits and schedules which may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the fees prescribed by the SEC.

                          Index to Financial Statements


Report of Gerson, Preston & Company, P.A..............................   F-2
Report of Want & Ender CPA, P.C.......................................   F-3
Consolidated Balance Sheets, December 31, 1997 and 1998 and
   June 30, 1999......................................................   F-4
Consolidated Statements of Operations, Years Ended December 31, 1997
   and 1998 and the Six Months Ended June 30, 1998 and 1999...........   F-5
Consolidated Statements of Shareholders' Equity, Years Ended
   December 31, 1997 and 1998 and the Six Months ended June 30, 1999..   F-6
Consolidated Statements of Cash Flows, Years Ended December 31, 1997
  and 1998 and the Six Months Ended June 30, 1998 and 1999............   F-8
Notes to the Financial Statements.....................................   F-10

Board of Directors
QuikBIZ Internet Group, Inc. and Subsidiaries


                          INDEPENDENT AUDITORS' REPORT

         We have audited the accompanying consolidated balance sheet of QuikBIZ Internet Group, Inc. and Subsidiaries at December 31, 1998 and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of QuikBIZ Internet Group, Inc. and Subsidiaries at December 31, 1998 and the consolidated results of their operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

         The financial statements referred to above have been prepared assuming that QuikBIZ Internet Group, Inc. and Subsidiaries will continue as a going concern. As more fully described in Note 3, the Company has incurred recurring operating losses, negative cash flows from operating activities, and has negative working capital. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans as to these matters are also described in Note 3. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.




                                    /s/ GERSON, PRESTON & COMPANY, P.A.

                                                    September 17, 1999

                                                   Want & Ender CPA, P.C.

                                           Certified Public Accountants


Martin Ender CPA
Stanley Z. Want CPA, CFP




                                           Independent Auditor's Report


To the Shareholders and Board of Directors
QuikBiz Internet Group, Inc. and Subsidiaries


We have audited the accompanying consolidated balance sheet of QuikBIZ Internet Group, Inc. and Subsidiaries at December 31, 1997 and related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We have conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of QuikBIZ Internet Group, Inc. and Subsidiaries at December 31, 1997 and the consolidated results of operations and cash flows of QuikBIZ Internet Group, Inc. and Subsidiaries for the year ended, in conformity with generally accepted accounting principles.



/s/  Want & Ender CPA, P.C.
Want & Ender CPA, P.C.
Certified Public Accountants

New York, NY
September 7, 1999

                  QuikBIZ Internet Group, Inc. and Subsidiaries
                           Consolidated Balance Sheets
Assets
                                                  December 31,
                                              -------------------     June 30,
                                               1997          1998       1999
                                              -----         -----     ----------
Current assets                                                       (Unaudited)
  Cash                                    $    2,310    $   18,059   $   35,758
  Accounts receivable                         85,857       136,340      303,260
  Other                                       37,827        38,969       34,345
                                            ---------    ----------   ----------
     Total current assets                    125,994       193,368      373,363

Property and equipment
  Furniture and equipment                     45,847        68,647       76,772
  Leasehold improvements                           -        44,862       44,862
                                         -----------    ----------    ----------
                                              45,847       113,509      121,634
  Less accumulated depreciation                4,819        40,706       56,773
                                         -----------    ----------    ----------
       Depreciated cost                       41,028        72,803       64,861
Intangible assets                          1,296,515       595,300      561,614
                                         -----------    ----------    ----------
       Total assets                      $ 1,463,537    $  861,471  $   999,838
                                         ===========   ===========   ===========
Liabilities and Shareholders' Equity
                                                 December 31,
                                              -------------------     June 30,
                                               1997          1998       1999
                                              -----         -----     ----------
                                                                     (Unaudited)
Current liabilities
  Accounts payable and accrued expenses   $  545,165   $  483,291    $  566,289
  Current maturities of long-term debt        95,845       59,397       124,320
                                         -----------    ----------    ----------
     Total current liabilities               641,010      542,688       690,609
Long-term debt                                     -      242,685       160,884
                                         -----------    ----------    ----------
     Total liabilities                       641,010      785,373       851,493

 Shareholders' equity
  Preferred stock; $.001 par value,
    3,000 shares authorized; 261
    shares issued and outstanding             10,208      10,208         10,208
  Common stock; $.002 par value;
    25,000,000 shares authorized;
    12,784,372; 13,090,571; and
    13,472,494 shares issued and
    outstanding; respectively                 25,569      26,179         26,943
  Additional paid-in capital               2,547,276   2,692,419      2,868,905
  Accumulated deficit                    (1,609,359)  (2,392,723)    (2,575,520)
  Unearned compensation on restricted
    stock                                         -     (259,985)      (182,191)
  Subscription receivable                   (151,167)          -              -
                                         -----------    ----------    ----------
     Total shareholders' equity              822,527      76,098        148,345
                                         -----------    ----------    ----------
     Total liabilities and share-
       holders' equity                   $ 1,463,537  $  861,471     $  999,838
                                         ===========   ===========   ===========

See accompanying notes.

                  QuikBIZ Internet Group, Inc. And Subsidiaries
                      Consolidated Statements Of Operations

                                                                               Six Months Ended
                                            Years Ended December 31,                June 30,
                                            ---------    ------------       ---------     ----------
                                               1997           1998             1998          1999
                                            ---------    ------------       ---------     ----------
                                                                           (Unaudited)    (Unaudited)
Revenue

  Advertising                               $ 140,355    $  1,541,454       $ 708,136     $1,094,197
  Multimedia services and products                  -         600,960               -        696,448
                                            ---------    ------------       ---------     ----------
     Total revenue                            140,355       2,142,414         708,136      1,790,645
                                            ---------    ------------       ---------     ----------
Operating expenses

  Direct costs                                126,703       1,753,877         430,871      1,080,601
  Selling, general and administrative         127,635       1,023,831         387,165        829,203
  Depreciation and amortization                74,687         121,590          74,662         55,020
                                            ---------    ------------       ---------     ----------
    Total operating expenses                  329,025       2,899,298         892,698      1,964,824
                                            ---------    ------------       ---------     ----------


Loss from operations                         (188,670)       (756,884)       (184,562)      (174,179)

Interest expense                                1,608          26,480           5,411          8,618
                                            ---------    ------------       ---------     ----------
Net loss                                   $ (190,278)    $  (783,364)     $ (189,973)    $ (182,797)
                                            ---------    ------------       ---------     ----------

Weighted average number of common
  shares outstanding                        6,841,017     13,067,857       12,820,561     13,350,676

Basic (loss) per common share              $   (0.028)   $    (0.060)     $    (0.015)    $   (0.014)


See accompanying notes.
                                       F-5

                  QuikBIZ Internet Group, Inc. and Subsidiaries
                 Consolidated Statements of Shareholders' Equity

                                                                                                  Unearned
                                                                       Additional               Compensation
                           Preferred Stock         Common Stock         Paid-in     Accumulated   on Common  Subscription
                           Shares   Amount      Shares       Amount     Capital        Deficit      Stock     Receivable     Total
                         --------   -------    ----------   --------- -----------   ------------- ---------- ------------  ---------
Balance, December 31,
  1996                      441    $ 17,248    12,056,225   $  8,077  $ 1,492,044   $ (1,419,081)  $     -    $ (21,428)  $  76,860
Effect of 1997 7-for-1
  reverse stock split         -           -   (10,333,903)    (4,632)       4,632              -         -            -           -
Conversion of preferred
  stock                    (180)     (7,040)        9,000         18        7,022              -         -            -           -
Acquisitions                  -           -    10,002,667     20,005      894,650              -         -            -     914,655
Issuance of common stock      -           -       531,428      1,063       20,227              -         -            -      21,290

Subscription receivable
  issued in exchange
  for common stock            -           -       518,955      1,038      128,701              -         -     (129,739)          -
Net loss                      -           -             -          -            -       (190,278)        -            -    (190,278)
                         --------   -------    ----------  ---------  -----------   ------------- ---------- ----------   ---------

Balance, December 31,
  1997                      261      10,208    12,784,372    25,569     2,547,276     (1,609,359)        -     (151,167)    822,527
Acquisition                   -           -             -         -        42,000              -         -            -      42,000
Issuance of common
  stock for
  compensation                -           -     2,394,868     4,787       544,578              -  (549,365)           -           -
Tradename returned
  in exchange for
  common stock                -           -    (2,300,000)    4,600      (396,445)             -         -            -    (401,045)
Amortization of unearned
  compensation on
  common stock                -           -             -         -             -              -   289,380            -     289,380
Issuance of common stock      -           -       816,000     1,632       104,968              -         -            -     106,600
Subscription receivable
  rescinded in exchange
  for return of common
  stock                       -           -      (604,669)   (1,209)     (149,958)             -         -      151,167           -
Net loss                      -           -             -         -             -       (783,364)        -            -    (783,364)
                         --------   -------    ----------  ---------  -----------   ------------- ---------- ----------   ---------
Balance, December 31,
  1998                      261      10,208    13,090,571    26,179     2,692,419     (2,392,723) (259,985)           -      76,098

continued

                  QuikBIZ Internet Group, Inc. and Subsidiaries
                 Consolidated Statements of Shareholders' Equity

continued

                                                                                                  Unearned
                                                                       Additional               Compensation
                           Preferred Stock         Common Stock         Paid-in     Accumulated   on Common  Subscription
                           Shares   Amount      Shares       Amount     Capital        Deficit      Stock     Receivable     Total
                         --------   -------    ----------   --------- -----------   ------------- ---------- ------------  ---------
Unaudited:
  Issuance of common
   stock                       -  $      -       381,923   $    764    $  176,486   $         -   $        -  $       -   $ 177,250
  Amortization of
   unearned compen-
   sation on common
   stock                       -         -             -          -             -             -       77,794          -      77,794
  Net loss                     -         -             -          -             -      (182,797)           -          -    (182,797)
                         --------   -------    ----------  ---------  -----------   ------------- ----------  ---------   ---------
Balance, June 30, 1999       261  $ 10,208    13,472,494   $ 26,943   $ 2,868,905  $ (2,575,520)  $ (182,191) $       -  $  148,345

See accompanying notes.

                  QuikBIZ Internet Group, Inc. and Subsidiaries
                      Consolidated Statements of Cash Flows

                                                                               Six Months Ended
                                            Years Ended December 31,                June 30,
                                            ---------    ------------       ---------     ----------
                                               1997           1998             1998          1999
                                            ---------    ------------       ---------     ----------
                                                                           (Unaudited)    (Unaudited)
Operating activities
  Net (loss)                              $ (190,278)    $ (783,364)       $ (189,973)    $ (182,797)

  Adjustments to reconcile net (loss)
    to net cash used in operating
    activities:
      Depreciation and amortization           74,687        121,590            74,662        55,020
      Amortization of unearned compensation        -        289,380            39,188        77,794

  Changes in operating assets and
    liabilities, net of effects of
    acquisition:
      Decrease (increase) in accounts
       receivable                             33,005         63,240          (112,160)     (166,920)
      Decrease (increase) in other
       current assets                         10,103          8,526           128,075        (1,097)
      (Decrease) increase in accounts
       payable and accrued expenses           (6,264)       109,225           128,075        81,999
                                           ---------    ------------       ---------     ----------
        Net cash (used in) operating
         activities                          (78,747)      (191,403)          (60,208)     (136,001)
                                           ---------    ------------       ---------     ----------
Investing activities
  Purchases of property and equipment              -         (1,997)                -        (7,672)
  Cash received from acquisition               7,062         76,312                 -             -
                                           ---------    ------------       ---------     ----------
        Net cash (used in) provided by
         investing activities                  7,062         74,315                 -       (7,672)
                                           ---------    ------------       ---------     ----------
Financing activities
  Proceeds from notes payable, including
    $15,900 from a director in 1998                -         68,446            93,868            -
  Payment on notes payable                    (3,084)        (2,209)                -      (11,628)
  Issuance of common stock                    45,000         66,600            16,600      173,000
                                           ---------    ------------       ---------     ---------
        Net cash provided by financing
         activities                           41,916        132,837           110,468      161,372
                                           ---------    ------------       ---------     ---------

Net increase (decrease) in cash              (29,769)        15,749            50,260       17,699

Cash, beginning of period                     32,079          2,310             2,310       18,059
                                           ---------    ------------       ----------    ---------
Cash, end of period                        $   2,310      $  18,059         $  52,570    $  35,758
                                           =========    ===========        ==========    =========

continued

                  QuikBIZ Internet Group, Inc. and Subsidiaries
                      Consolidated Statements of Cash Flows
continued

                                                                               Six Months Ended
                                            Years Ended December 31,                June 30,
                                            ---------    ------------       ---------     ----------
                                               1997           1998             1998          1999
                                            ---------    ------------       ---------     ----------
                                                                           (Unaudited)    (Unaudited)
Supplemental disclosures of cash flow
  information:
  Cash paid for interest                    $   1,608      $  23,480        $   5,410    $   8,618


Supplemental schedule of noncash
  investing and financing activities:

    Common stock issued in connection
      with compensation, net of
     amortization                           $       -      $ 259,985       $       -     $       -
    Issuance of common stock and options
      related to acquisitions               $ 914,655      $  42,000       $       -     $       -
    Subscription receivable issued
      in exchange for common stock          $ 129,739      $       -       $       -     $       -
    Subscription receivable rescinded in
      exchange for return of common stock   $       -      $ 151,167       $       -     $       -
    Tradename returned in exchange for
      common stock                          $       -      $ 401,045       $ 401,045     $       -
    Note payable paid with the issuance
      of common stock                       $       -      $  40,000       $       -     $       -
    Issuance of common stock related to
      exercise of warrants, cash not yet
      received                              $       -      $       -       $       -     $   4,250


See accompanying notes.
                                       F-9

                  QuikBIZ Internet Group, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
             (Information as of June 30, 1999 and for the Six Months
                   Ended June 30, 1998 and 1999 is Unaudited)



1.   Nature of Operations


     The Company has two reportable segments, both of which sell their products and services in the Southeastern United States.

     One segment provides its clients with internet site design, television commercial and radio commercial development and production, print advertisement development and production, public relations and promotions.

     The other segment offers audio, video, multimedia and internet services and products. It also produces and assists companies in creative content for corporate communications including sales, training, public relations and promotion.

     During 1998, the Company changed its name from Algorhythm Technologies Corporation.

     During 1999, the Company commenced development of the QuikBiz Mall, a virtual mall on the Internet that offers corporate communications products, services and supplies on-line. Start-up costs with regards to this were expensed as incurred.


2.   Significant Accounting Policies

     Principles of Consolidation. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances have been eliminated in consolidation.

     Property and Equipment. Property and equipment are stated at cost and depreciated, using the straight-line method, over the estimated useful lives of the assets as follows: three to seven years for furniture and equipment and the lease term for leasehold improvements.

     Intangible Assets. Intangible assets are being amortized on the straight-line basis over ten years.

     Long-Lived Assets. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reported period. Actual results could differ from those estimates.

     Fair Value of Financial Instruments. The carrying amount of cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of their short duration. The carrying amount of short and long-term debt approximates fair value because the interest rates are similar to the interest rates currently available to the Company.

                  QuikBIZ Internet Group, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
             (Information as of June 30, 1999 and for the Six Months
                   Ended June 30, 1998 and 1999 is Unaudited)

     Income Taxes. The Company accounts for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". Under SFAS 109, deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using currently enacted tax rates.

     Revenue Recognition. Revenue is recognized from sales when a product is delivered and from services when performed. Revenue is reduced for estimated customer returns and allowances.

     Earnings Per Share. In 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share". SFAS No. 128 requires two presentations of earnings per share - basic and diluted. Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common shares for the period. The computation of diluted earnings per share is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares, such as options, had been issued. Diluted earnings per share are not presented because the effects would be anti-dilutive. The restated loss per share to be reported under SFAS No. 128 does not differ from amounts reported under existing accounting rules for all periods reported by the Company through June 30, 1999.

     Reclassification. Certain prior period amounts have been reclassified to conform to the current year presentation.

     Year 2000. The Company developed and implemented a plan to deal with the Year 2000 problem and converted its computer systems to be Year 2000 compliant. The conversion efforts were completed by mid 1999. The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. In addition, the Company is working with its suppliers and customers to ensure their compliance with Year 2000 issues in order to avoid any interruptions in its business.

     Unaudited Interim Financial Information. The unaudited balance sheet as of June 30, 1999 and the unaudited statements of operations and cash flows for the six months ended June 30, 1998 and 1999, and the unaudited statement of shareholders' deficit for the six months ended June 30, 1999 include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Company's financial position, results of operations and cash flows. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. The footnotes related to such periods are also unaudited.


3.   Going Concern - Uncertainty

     As shown in the accompanying financial statements, the Company has incurred recurring operating losses, negative cash flows from operating activities and has negative working capital. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

     The Company has initiated several actions to generate working capital and improve operating performance, including private issuances of stock (Notes 7 and 13), generation of additional revenue and entering into an investment agreement to raise up to $20,000,000 through a series of sales of common stock (Note 13).

     There can be no assurance that the Company will be able to successfully implement its plans, or if such plans are successfully implemented, that the Company will achieve its goals.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.


4.  Intangible Assets

                                                 December 31,
                                              -------------------     June 30,
                                               1997          1998       1999
                                              -----         -----     ----------
                                                                     (Unaudited)
Intangible assets
  Goodwill, net of accumulated
   amortization of $11,062, $78,435
   and $112,121, respectively              $   662,672  $  595,300   $  561,614
 Tradename, net of accumulated
   amortization of $21,875                     415,625           -            -
 Franchise rights, net of accumulated
   amortization of $15,587                     218,218           -            -
                                           -----------  ----------   ----------
    Total                                 $  1,296,515 $   595,300  $   561,614
                                          ============ ===========  ===========

                  QuikBIZ Internet Group, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
             (Information as of June 30, 1999 and for the Six Months
                   Ended June 30, 1998 and 1999 is Unaudited)

5.  Long-Term Debt


                                                 December 31,
                                              -------------------     June 30,
                                               1997          1998       1999
                                              -----         -----     ----------
                                                                     (Unaudited)
 Unsecured note payable; interest at
   prime plus one percent (9.25% at
   December 31, 1998);  Matures
   October 13, 2000                        $      -     $110,000      $110,000

 $150,000 line-of-credit; interest
   at prime plus one percent (9.25%
   at December 31, 1998); collateralized
   by accounts receivable, inventory
   and property and equipment;
   guaranteed by a director/shareholder;
   matures in March 2000                    95,845        98,345       66,517

 Unsecured note payable to shareholder;
   interest at 12%; matured and was paid
   in July 1999                                   -       50,000        50,000

 Note payable; interest at 9%; collater-
   alized by accounts receivable,
   inventory and property and equipment;
   guaranteed by a director/shareholder;
   matures September 5, 2001                      -       27,837        44,287

Unsecured demand note payable to a
  director/shareholder; interest variable
  (8.75% at December 31, 1998);
  shareholder has indicated he will not
  request payment within the next twelve
  months                                          -      15,900         14,400
                                           --------    --------       --------
    Total                                  $ 95,845    $302,082       $285,204
                                           --------    --------       --------

The aggregate maturities of long-term debt for the years ended December 31 are as follows:


                                   Year                     Amount
                                 --------                 ----------

                                   1999                   $   59,397
                                   2000                      234,472
                                   2001                        8,213
                                                          ----------
                                                          $  302,082
                                                          ==========

                  QuikBIZ Internet Group, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
             (Information as of June 30, 1999 and for the Six Months
                   Ended June 30, 1998 and 1999 is Unaudited)

6.   Preferred Stock

     The preferred stock calls for the payment of dividends of $120 per share per annum, when and as declared by the Board of Directors, payable quarterly. The Board of Directors has not declared any dividends as of June 30, 1999. Each share of preferred stock is convertible into 71.43 shares of common stock, at the option of the holder. In the event of liquidation of the Company, the holders of the preferred stock are entitled to receive $1,000 per share prior to any distribution to the holders of common stock. The preferred is also callable, at the option of the Company, at $1,100 per share plus unpaid dividends.


7.   Common Stock

     In May 1997, the Company's Board of Directors, authorized a seven-for-one reverse stock split. Outstanding shares and per share data contained in these financial statements have been restated to reflect the impact of the split.

     On July 18, 1997, the Company issued 1,000,000 shares of common stock to acquire the rights to the name "Algorythm Technologies International, Inc." During 1998, the Company returned the rights to the use of the name and 2,300,000 shares of common stock were returned to the Company. This transaction resulted in a reduction to shareholder's equity of $401,045 in 1998.

     During 1998, the Company issued 2,394,868 shares of common stock as compensation to certain key salaried employees. Sale of these shares is restricted prior to the date of vesting, which ranges from one to two years from the date of issuance. Shares issued were recorded at their fair market value on the date of the issuance, with a corresponding charge to shareholders' equity. The unearned portion is being amortized as compensation expense on a straight-line basis over the related vesting period. By December 31, 1998, three officers of one of the Company's subsidiaries entered into an agreement in principal to terminate their employment agreements with the Company.

     During June 1998, the Company issued options to purchase an aggregate of 60,000 shares at par value to two of its directors as compensation for their services as directors during 1998. These options were valued at $10,000 and this expense has been included in selling, general and administrative expense.

     On September 29, 1998, the Company entered into an agreement with two of its shareholders to return 604,669 shares of common stock issued by the Company in December 1996 and September 1997. In exchange, the Company rescinded the debt owed by the two shareholders, in the amount of $151,167.

     During the six months ended June 30, 1999, the Company issued 256,923 shares of common stock for $158,000. The Company also received $15,000 when one shareholder exercised options for 100,000 shares of common stock.

                  QuikBIZ Internet Group, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
             (Information as of June 30, 1999 and for the Six Months
                   Ended June 30, 1998 and 1999 is Unaudited)

     In addition to options issued in connection with acquisitions (Note 8) and those issued to directors, the Company issued warrants and options to purchase the Company's common stock as follows:

     During June 1998, the Company issued a warrant to purchase 25,000 shares of common stock at an exercise price of $0.17 per share. The warrant was exercised in June 1999.

     During July 1998, the Company issued 600,000 options for investment banking services. The options expire in five years and have an exercise price of $0.25 per share.

     During May 1999, the Company issued a warrant to purchase 500,000 shares of common stock at an initial exercise price of $1.4625 per share. The warrant expires in May 2004.

     Pursuant to SFAS No. 123, "Accounting for Stock-Based Compensation", the Company has determined that, other than the options issued in connection with acquisitions and to directors, there was only minimal value to the warrants and options described above at the date of issuance.


8.   Acquisitions

     On May 14, 1997, the Company entered into an agreement with Nitros Franchise Corporation ("Nitros") for a tax-free merger. In connection with this transaction, the Company issued 6,702,667 shares of common stock and options to purchase 300,000 shares of common stock at $0.15 per share to the shareholders of Nitros in return for all of their shares. The Company also issued options to purchase 300,000 shares of common stock at $0.15 per share to officers of the Company. Of the options so issued, options for 400,000 shares remain exercisable until May 2000, options for 100,000 shares expired in 1998 and options for 100,000 shares were exercised in February 1999. This transaction was accounted for in a manner similar to a pooling of interests, accordingly, the Company's consolidated financial statements have been restated for all periods to the business combination to include the combined financial results of Nitros. Nitros had no revenues or expenses prior to the merger.

     On July 1, 1998, the Company acquired the outstanding stock of QuikLAB Multimedia Centers, Inc. ("QuikLAB"), a company owned by a director/shareholder of the Company. The acquisition was accounted for as a purchase and the results of QuikLAB's operations were included in the Company's 1998 consolidated statements of operations from the date of acquisition. Consideration was the issuance of 200,000 stock options, at par, exercisable over a period of two years, valued at $42,000. The Company will issue an additional 2,800,000 stock options, at par, exercisable over a period of five years from the date of acquisition if QuikLAB achieves an annual net profit of $200,000 by July, 2001. Franchise rights were eliminated as part of the combination.

     The fair value of the net assets acquired exceeded the purchase price by $87,000 which has been recorded as a reduction to property and equipment.

     On November 7, 1997, the Company acquired the outstanding stock of The Smith Agency. The Company issued 2,300,000 shares of common stock and 200,000 options, at par, exercisable over a period of two years to the former shareholder of The Smith Agency, for an aggregate purchase price of $468,000. The acquisition was accounted for by the purchase method of

                  QuikBIZ Internet Group, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
             (Information as of June 30, 1999 and for the Six Months
                   Ended June 30, 1998 and 1999 is Unaudited)

     accounting and accordingly the results of operations of The Smith Agency for the period from November 7, 1997 are included in the accompanying consolidated financial statements. Assets acquired and liabilities assumed have been recorded at their estimated fair values. The excess of the purchase price over the fair value of the net assets acquired (goodwill) was approximately $674,000.

     The following unaudited proforma consolidated results of operations are presented as if the business combinations of QuikLAB and The Smith Agency had been made at the beginning of the periods presented:

          Years Ended December 31,                1998           1999
          ------------------------               -----           -----
          Sales                                 $ 2,952,000    $ 2,990,000
          Net loss                              $  (741,000)   $  (136,000)
          Net loss per share:
            Basic and diluted                   $    (0.067)   $    (0.020)

     The unaudited proforma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which would have actually resulted had the combination been in effect on January 1, 1997, or of future results of operations.


9.   Leases

     The Company has entered into several long-term leases for offices, retail locations and equipment. At December 31, 1998, future minimum rental payments required under noncancellable lease obligations during the years ended December 31 are approximately as follows:

                         Year                 Amount
                      ---------             ---------

                        1999                $ 124,000
                        2000                $ 123,000
                        2001                $ 106,000
                        2002                $  98,000
                        2003                $  98,000
                      Thereafter            $ 210,000
                                            ---------
                                            $ 759,000
                                            =========

     Rent expense was $83,000 and $36,000 for the years ended December 31, 1998 and 1997, respectively, and $70,000 and $21,000 for the six months ended June 30, 1999 and 1998, respectively.

                  QuikBIZ Internet Group, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
             (Information as of June 30, 1999 and for the Six Months
                   Ended June 30, 1998 and 1999 is Unaudited)


10.  Deferred Income Taxes

     At December 31, 1998, the Company has available net operating loss carryforwards of $2,393,000, which will expire through 2013.

     SFAS 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a valuation allowance at is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized.

     Significant components of the Company's net deferred income taxes are as follows:


                                                December 31,
                                              -----------------      June 30,
                                               1997        1998        1999
                                              -----       -----     ----------
                                                                   (Unaudited)
     Deferred tax assets:
      Net operating loss carryforwards     $ 628,000   $ 933,000   $ 1,004,000
      Valuation allowance for deferred
        tax asset                           (628,000)   (933,000)   (1,004,000)
                                           ---------   ---------   -----------
            Total                          $       -   $       -   $         -
                                           =========   =========   ===========

11.  Employment Agreements

     The Company has employment agreements with its executive officers and certain other key employees. The agreements are for periods ranging from two to five years, provide for performance incentive bonuses and severance payments under certain circumstances, and provide for minimum annual base compensation of $396,000 in 1999, $448,000 in 2000, $410,000 in 2001,
     $455,000 in 2002 and $350,000 in 2003. If the employment contract with the Chief Executive Officer were to be cancelled or should the employer change the employee's position without employee's consent, the Company's liability would be $2,000,000.


12.  Segment Information

     QuikBIZ Internet Group, Inc. and Subsidiaries organizes its business into two reportable segments. The reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategies. The accounting policies of the segments are the same as those described in the significant accounting policies. The Company evaluates the performance of its operating segments based on operating earnings of the respective business units.

                  QuikBIZ Internet Group, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
             (Information as of June 30, 1999 and for the Six Months
                   Ended June 30, 1998 and 1999 is Unaudited)

     Two customers accounted for approximately 32% and 24%, respectively, of the Company's net sales for the year ended December 31, 1998. These same two customers represented approximately 25% and 7%, respectively, of the Company's accounts receivable balance at December 31, 1998.

     Summarized financial information concerning the Company's reportable segments, for 1998, is shown in the following table:


      Year Ended             Advertising   Multimedia
    December 31, 1998          Segment      Segment    Corporate
-------------------------   -----------   ----------   ---------

     Revenues               $1,541,454    $ 600,960    $       -    $2,142,414
     Segment loss           $ (116,982)   $(126,064)   $(540,318)   $ (783,364)
     Depreciation and
      amortization          $   18,876    $  17,010    $  85,704    $  121,590
     Total assets           $  100,048    $ 261,880    $ 499,543    $  861,471



    Six Months Ended        Advertising  Multimedia
      June 30, 1999           Segment      Segment     Corporate
-------------------------   -----------   ----------   ---------
       (Unaudited)

     Revenues               $1,094,197    $ 696,448   $       -     $1,790,645
     Segment income (loss)  $   55,590    $  (1,506)  $(236,881)    $ (182,797)
     Depreciation and
      amortization          $    4,800    $  11,267   $  38,953     $   55,020
    Total assets            $  256,272    $ 205,397   $ 538,169     $  999,838



     For 1997, the Company operated only the advertising business segment for approximately two months.


13.  Subsequent Events

     Subsequent to June 30, 1999, the Company issued 164,000 shares of common stock for $82,000.

     On July 9, 1999 the Company entered into an investment agreement to raise up to $20 million through a series of sales of common stock. The dollar amount of each sale is limited by the trading volume and a minimum period of time must occur between sales. The agreement is for a three-year period ending July 9, 2002.

     On September 1, 1999, the Company acquired the assets and assumed certain of the liabilities of an advertising agency for $610,000 payable in the form of approximately 488,000 shares of common stock, of which 366,000 shares were issued and approximately 122,000 shares are to be issued. In connection with this transaction, the Company entered into a three-year employment agreement with the acquiree's president. The acquisition will be accounted for as a purchase in 1999. The unaudited sales of the acquired company during 1998 were approximately $4,700,000.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. Indemnification of Directors and Officers

     Section 78.7502 through 78.752 of the Nevada General Corporation Law ("NGCL") provides that a corporation may indemnify directors, officers, employees or agents of the corporation against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed actions, suits or proceedings brought against them by reason of their service in such capacity, including, under certain circumstances, actions brought by or in the right of the corporation, and may purchase insurance or make other financial arrangements on behalf of any such persons for any such liability.

     Article V of the Company's By-laws provides that the Company shall indemnify any and all of its directors and officers, and its former directors and officers, or any person who may have served at the Company's request as a director or officer of another corporation in which the Company owns shares of capital stock or of which it is a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of the Company, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty.

     Article Twelfth of the Company's Articles of Incorporation, as amended, provides for limitation of the personal liability of a director or officer to the Company or its stockholders for damages for breach of fiduciary duty as a director or officer, other than for acts or omissions that involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of Section 78.300 of the NGCL, which generally states that dividends may be paid to stockholders from a corporation's excess of its assets over its liabilities.


ITEM 25. Other Expenses of Issuance and Distribution

     The following is an itemized statement of the estimated amounts of all expenses payable by the registrant in connection with the registration of the common stock offered hereby:


SEC filing fee................................................  $   7,134
Blue sky fees and expenses....................................      5,000
Legal fees....................................................     50,000
Accounting fees and expenses..................................     50,000
Miscellaneous.................................................     12,866
                                                                ---------
         Total................................................  $ 125,000
                                                                =========


ITEM 26. Recent Sales of Unregistered Securities

     In May 1997 the Company issued 57,142 shares to a consulting firm in consideration for consulting services rendered to the Company. The Company relied on Section 4(2) of the Securities Act as the basis for an exemption from registration, because the transaction did not involve any public offering.

     In May 1997 the Company issued and aggregate of 6,702,667 shares of common stock to David Bawarsky, Jason Sherman and Alan Kvares in consideration for all of the outstanding shares of capital stock of Nitros Franchise Corporation. The Company relied on Section 4(2) of the Securities Act as the basis for an exemption from registration, because the transaction did not involve any public offering.

     In May 1997, in connection with the acquisition of Nitros Franchise Corporation, the Company issued options to purchase 100,000 shares of common stock at $.15 per share to each of Kirk J. Girrbach, Gene Farmer and Douglas Stepelton and options to purchase 300,000 shares of common stock at $.15 per share to David Bawarsky. The Company relied on Section 4(2) of the Securities Act of 1933 as the basis for an exemption from registration, because the transactions did not involve any public offering.

     In June 1997 the Company issued 144,077 shares of common stock to Kirk J. Girrbach and 144,076 shares of common stock to Gene Farmer in consideration for consulting services rendered to the Company. The Company relied on Section 4(2) of the Securities Act as the basis for an exemption from registration, because the transaction did not involve any public offering.

     In June 1997 the Company also issued 80,162 shares of common stock to Kirk
J. Girrbach, 38,858 shares of common stock to Gene Farmer and 24,783 shares of common stock to Douglas Stepelton in consideration for consulting services rendered to the Company. The Company relied on Section 4(2) of the Securities Act of 1933 as the basis for an exemption from registration, because the transactions did not involve any public offering.

     In July 1997 the Company issued 1,000,000 shares of common stock to Telephonetics International, Inc. in consideration for the rights to use the name "Algorythm Technologies International, Inc." The Company relied on Section 4(2) of the Securities Act as the basis for an exemption from registration, because the transaction did not involve any public offering. These shares were subsequently returned to the Company and canceled and the rights to use the name "Algorythm Technologies International, Inc." were returned to Telephonetics International, Inc.

     In October 1997 the Company issued 20,000 shares of common stock to one individual in consideration of such individual waiving any rights to the return of $5,000 paid to the Company for services to be performed by the Company. The Company relied on Section 4(2) of the Securities Act of 1933 as the basis for an exemption from registration, because the transaction did not involve any public offering.

     In November 1997 the Company issued 2,300,000 shares of common stock to Andrew D. Smith in exchange for 6,500 shares of common stock of SmithAgency.com, Inc. Also in November 1997 the Company issued options to purchase 200,000 shares of common stock, exercisable for two years at a price of $.002 per share, to Andrew D. Smith. The Company relied on Section 4(2) of the Securities Act of 1933 as the basis for an exemption from registration, because the transactions did not involve any public offering.

     In November and December 1997 the Company sold an aggregate of 400,000 shares of common stock at $.10 per share to four persons, all of whom were accredited investors. The Company relied on Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933 as the basis for an exemption from registration, because the transactions did not involve any public offering.

     In February 1998 the Company sold an aggregate of 46,000 shares of common stock at a price of $.10 per shares to two individuals. The Company relied on
Section 4(2) of the Securities Act of 1933 as the basis for an exemption from registration, because the transaction did not involve any public offering.

     In March 1998 the Company sold 50,000 shares of common stock at a price of $.10 per share to one individual. The Company relied on Section 4(2) of the Securities Act of 1933 as the basis for an exemption from registration, because the transaction did not involve any public offering.

     In March 1998 the Company issued 400,000 shares of common stock in payment of an outstanding loan of $40,000 to the Company's subsidiary SmithAgency.com,

Inc. The Company relied on Section 4(2) of the Securities Act of 1933 as the basis for an exemption from registration, because the transaction did not involve any public offering.

     In April 1998 the Company sold 20,000 shares of common stock at a price of $.10 per share to one individual. The Company relied on Section 4(2) of the Securities Act of 1933 as the basis for an exemption from registration, because the transaction did not involve any public offering.

     In April 1998 the Company issued an aggregate of 1,525,000 shares of common stock to three individuals in consideration for services to be rendered pursuant to employment agreements between its subsidiary QBIZ Business Centers, Inc., f/k/a Capital Network of America, Corp., and such individuals. The Company relied on Section 4(2) of the Securities Act of 1933 as the basis for an exemption from registration, because the transaction did not involve any public offering.

     In June 1998 the Company sold 100,000 shares of common stock at a price of $.10 per share to one individual. The Company relied on Section 4(2) of the Securities Act of 1933 as the basis for an exemption from registration, because the transaction did not involve any public offering.

     In June 1998 the Company issued options to purchase an aggregate of 60,000 shares at a price of $.002 per share to two of its directors as compensation for their services as directors during 1998. The Company relied on Section 4(2) of the Securities Act of 1933 as the basis for an exemption from registration, because the transaction did not involve any public offering.

     In July 1998 the Company issued an aggregate of 1,300,000 shares of common stock to three individuals in consideration for services to be rendered pursuant to employment agreements between its subsidiary QBIZ Business Centers, Inc., f/k/a Capital Networks of America, Corp., and such individuals. The Company relied on Section 4(2) of the Securities Act of 1933 as the basis for an exemption from registration, because the transaction did not involve any public offering. 1,000,000 of these shares were subsequently returned to the Company.

     In July 1998 the Company issued options to purchase 200,000 shares of common stock to David Bawarsky, exercisable for five years at a price of $.002 per share, in connection with the Company's acquisition of QuikLAB Multimedia Centers, Inc.

     In July 1998 the Company issued warrants to purchase 600,000 shares of common stock at a price of $.25 per share to M.H. Meyerson & Co., Inc. in consideration for services to be rendered by Meyerson pursuant to an investment banking agreement entered into between the Company and Meyerson as of July 14, 1998. The warrants have a term of five years. The Company relied on Section 4(2) of the Securities Act of 1933 as the basis for an exemption from registration, because the transaction did not involve any public offering.

     In August 1998 the Company issued an aggregate of 240,000 shares of common stock to two individuals in consideration for services rendered. The Company relied on Section 4(2) of the Securities Act of 1933 as the basis for an exemption from registration, because the transaction did not involve any public offering.

     In August 1998 the Company sold 200,000 shares of common stock at a price of $.25 per share to one individual. The Company relied on Section 4(2) of the Securities Act of 1933 as the basis for an exemption from registration, because the transaction did not involve any public offering.

     In September 1998 the Company issued 9,868 shares of common stock to Kirk
J. Girrbach pursuant to an agreement under which Mr. Girrbach provided legal services to the Company. The Company relied on Section 4(2) of the Securities Act of 1933 as the basis for an exemption from registration, because the transaction did not involve any public offering.

     In October 1998 the Company issued 120,000 shares to one individual in consideration for services rendered and to be rendered pursuant to an employment agreement between the Company and such individual.

     In November 1998 the Company issued 200,000 shares to one individual in consideration for services rendered and to be rendered pursuant to an employment agreement between SmithAgency.com and such individual. The Company relied on
Section 4(2) of the Securities Act of 1933 as the basis for an exemption from registration, because the transaction did not involve any public offering.

     In January 1999 the Company sold 100,000 shares of common stock at a price of $.30 per share to one individual. The Company relied on Section 4(2) of the Securities Act of 1933 as the basis for an exemption from registration, because the transaction did not involve any public offering.

     In February 1999 the Company sold 76,923 shares of common stock at a price of $.78 per share to one individual. The Company relied on Section 4(2) of the Securities Act of 1933 as the basis for an exemption from registration, because the transaction did not involve any public offering.

     In February 1999 the Company issued 100,000 shares to an individual upon the exercise of outstanding options at an exercise price of $.15 per share.

     In March 1999 the Company sold 40,000 shares of common stock at a price of $.80 per share to two individuals. The Company relied on Section 4(2) of the Securities Act of 1933 as the basis for an exemption from registration, because the transaction did not involve any public offering.

     In April 1999 the Company sold 40,000 shares of common stock at a price of $.90 per share to two individuals. The Company relied on Section 4(2) of the Securities Act of 1933 as the basis for an exemption from registration, because the transaction did not involve any public offering.

     In May 1999 the Company issued warrants to purchase 500,000 shares of common stock at a price of $1.4625 per share to Swartz Private Equity, LLC in consideration for Swartz's commitment to enter into an investment agreement for the purchase of $20,000,000 of common stock of the Company.

     In June 1999, the Company sold 25,000 shares at a price of $.17 per share to Cella Reyes upon the exercise of a warrant issued to Ms. Reyes in connection with a promissory note issued to Ms. Reyes in June 1998. The Company relied on
Section 4(2) of the Securities Act of 1933 as the basis for an exemption from registration, because the transaction did not involve any public offering.

     In August 1999 the Company sold an aggregate of 164,000 shares of common stock at a price of $.50 per share to two individuals. The Company relied on
Section 4(2) of the Securities Act of 1933 as the basis for an exemption from registration, because the transactions did not involve any public offering.

     In September 1999 the Company issued 366,000 shares of common stock to Gallaspy & Lobel, Inc. in consideration for substantially all of the assets of Gallaspy & Lobel, Inc. The Company relied on Section 4(2) of the Securities Act of 1933 as the basis for an exemption from registration, because the transaction did not involve any public offering.

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



ITEM 27. Exhibits


2.1 Acquisition Agreement between the Registrant and QuikLAB Multimedia Centers, Inc. (incorporated by reference from the Registrant's Current Report on Form 8-K filed on July 24,
                    1998).

2.2 Asset Purchase Agreement, dated as of August 20, 1999, by and between Gallaspy & Lobel, Inc., the Registrant, and James Lobel and Diane C.
                    Harvey.

3.1 Registrant's Articles of Incorporation, as amended (incorporated by reference from the Registrant's Quarterly Report on Form 10-QSB for the period ended March 31, 1998, except for the July 1998 amendment, which is incorporated by reference from the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1997).

3.2 Registrant's Bylaws (incorporated by reference from the Registrant's Quarterly Report on Form 10-QSB for the period ended March 31, 1998).

4.1                 Specimen common stock certificate.

4.2 Form of warrant to purchase common stock issued to Swartz Private Equity, LLC on May 25, 1999, exercisable to purchase an aggregate of 500,000 shares of common stock at $1.4625 per share until May 24, 2004, granted to Swartz in connection with the offering of securities described in
                    Exhibit 4.3.

4.3 Amended and restated Investment Agreement, dated as of July 9, 1999, by and between the Registrant and Swartz Private Equity, LLC.

4.4 Registration Rights Agreement, dated as of July 9, 1999, by and between the Registrant and Swartz Private Equity, LLC, related to the registration of the common stock to be sold pursuant to Exhibit 4.3.

4.5 Form of warrant to purchase common stock to be issued from time to time in connection with the offering of securities described in Exhibit 4.3.

4.6 Promissory note, dated June 25, 1998, and warrant, issued June 26, 1999, issued by the Registrant to Cella Reyes.

5.1                 Legal opinion of Graubard Mollen & Miller.*

10.1 Employment Agreement between QuikLAB Multimedia Centers, Inc. and David Bawarsky (incorporated by reference from the Registrant's Current Report on Form 8-K filed on July 24,
                    1998).

10.2 Employment Agreement between SmithAgency.com, Inc. (formerly A.D.S. Advertising Corp.) and Andrew Smith, dated October 30, 1997 (incorporated by reference from the Registrant's Quarterly Report on Form 10-QSB for the period ended September 30, 1997).

Exhibit
Number              Description
-----------         ------------

10.3                Retainer Agreement between the Registrant and Kirk J.
                    Girrbach, dated July 15, 1998 (incorporated by reference from Registrant's Quarterly Report on Form 10-QSB for the period ended September 30, 1998).

10.4               Investment Banking Agreement between the Registrant and M.H.
                    Meyerson & Co., Inc. dated as of July 14, 1999 (incorporated by reference from Registrant's Quarterly Report on Form 10-QSB for the period ended September 30, 1998).

10.5 Employment Contract for James Lobel, dated August 31, 1999, between the Registrant and James Lobel.

10.6 Agreement to Sublease, dated August 31, 1999, by and between James Lobel, Diane Harvey, Gallaspy & Lobel, Inc., Harvey Studios, Inc. and the Registrant.

10.7 Mortgage Deed and Security Agreement, dated August 31, 1999, by James S. Lobel and Diane C. Harvey to the Registrant.

10.8 Office Lease, dated as of January 9, 1996, by and between Massachusetts Mutual Life Insurance Company and A.D.S. Advertising Corporation.

10.9 Leasing Agreement, dated as of October 1, 1995, by and between Palasan Properties, Inc. and Video QuickLAB of South Florida, Inc.

21                  Subsidiaries of the Registrant.

23.1                Consent of Graubard Mollen & Miller (contained in Exhibit
                    5.1).

23.2                Consent of Gerson, Preston & Company, P.A.

23.3                Consent of Want & Ender CPA, P.C.

24.1 Powers of Attorney (included on the signature page to this registration statement).

27                  Financial Data Schedule.

__________________________
*    To be filed by amendment.


ITEM 28. Undertakings.

    (a)  The undersigned registrant hereby undertakes that it will:

    (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any additional or changed material information on the plan of distribution;


    (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) The undersigned registrant hereby undertakes that it will:

    (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497 (h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

    (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Ft. Lauderdale, Florida on September 22, 1999.

                                   QUIKBIZ INTERNET GROUP, INC.


                                   By:  /s/ Andrew D. Smith
                                       ---------------------------
                                        Andrew D. Smith, President

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew D. Smith and David Bawarsky and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorney-in-fact and agent or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature                         Title                          Date
---------                         -----                         ------

/s/ David B. Bawarsky      Director and Chief             September 22, 1999
-----------------------    Executive Officer
David B. Bawarsky          (Principal Executive Officer)

/s/ Andrew D. Smith        Director                       September 22, 1999
-----------------------
Andrew D. Smith

/s/ Kirk J. Girrbach       Director and Treasurer         September 23, 1999
-----------------------    (Principal Financial and
Kirk J. Girrbach           Accounting Officer)

/s/ Dr. Bohdan Moroz       Director                       September 23, 1999
----------------------
Dr. Bohdan Moroz